As filed with the Securities and Exchange Commission on August 19, 2003

Registration No. 333-106822

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-4/S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NEWS AMERICA INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	2711	13-3249610
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

THE NEWS CORPORATION LIMITED

(Exact name of Registrant as specified in its charter)

Australia	2711	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 Holt Street

Surry Hills, New South Wales 2010, Australia

(Country Code 61) 2-9-288-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

FEG HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7812	51-0385056
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1300 North Market Street, Suite 404

Wilmington, DE 19801

(302) 888-1615

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

FOX ENTERTAINMENT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7812	95-4066193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

NEWS AMERICA MARKETING FSI, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2711	62-1396771
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 782-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

NEWS PUBLISHING AUSTRALIA LIMITED

(Exact name of Registrant as specified in its charter)

Delaware	2711	13-3249611
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arthur M. Siskind, Esq.

News America Incorporated

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Jeffrey W. Rubin, Esq.

Hogan & Hartson L.L.P.

875 Third Avenue

New York, NY 10022

(212) 918-3000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement is being filed on Form F-4/S-4. All of the guarantors, other than Fox Entertainment Group, Inc., are wholly-owned subsidiaries of The News Corporation Limited and, therefore, are included as registrants on The News Corporation Limited’s registration statement on Form F-4. Fox Entertainment Group, Inc. is a subsidiary of The News Corporation Limited, but is not wholly-owned. As a result, this registration statement is filed pursuant to the requirements of Form S-4 with respect to Fox Entertainment Group, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2003

PROSPECTUS

News America Incorporated

Exchange Offer of

US$150,000,000 of our 4.750% Senior Notes Due 2010

and

US$350,000,000 of our 6.550% Senior Notes Due 2033

Unconditionally Guaranteed by

The News Corporation Limited

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON SEPTEMBER     , 2003, UNLESS EXTENDED.

Terms of the exchange offer:

•	The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see “The Exchange Offer—Tax Consequences of the Exchange Offer” and “Description of the Notes—Tax Consequences of the Exchange Offer” on pages 16 and 42, respectively, of this prospectus for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	The News Corporation Limited and certain of its subsidiaries will guarantee the exchange notes. If we do not make payments on the exchange notes, the guarantors must make them instead.

•	We do not intend to list the exchange notes on any securities exchange or to have them approved for any automated quotation system.

Investments in these securities involve risks. See Risk Factors beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2003.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEWS AMERICA INCORPORATED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE NEWS CORPORATION LIMITED OR FOX ENTERTAINMENT GROUP, INC. AND THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

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WHERE YOU CAN FIND MORE INFORMATION

The News Corporation Limited is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and files reports and other information with the Securities and Exchange Commission, which we refer to as the SEC.

You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of all or any part of such material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and other information about issuers who file electronically with the SEC. The Internet address of the site is http://www.sec.gov. Some, but not all, of News Corporation’s publicly filed information is available through the SEC’s web site. Fox Entertainment Group, Inc., which we refer to as Fox Entertainment or FEG, is also subject to the informational requirements of the Exchange Act and accordingly, files reports and other information with the SEC. You may also obtain certain of these documents at News Corporation’s website at www.newscorp.com and Fox Entertainment’s website at www.fox.com. We are not incorporating the contents of the websites of the SEC, News Corporation, Fox Entertainment or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites. Reports and other information concerning News Corporation and Fox Entertainment may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

This prospectus forms part of the registration statement filed by News America Incorporated, News Corporation, Fox Entertainment and the other guarantors with the SEC under the Securities Act of 1933, as amended. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us, News Corporation and Fox Entertainment to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that News Corporation and Fox Entertainment have previously filed with the SEC. These documents contain important information about News Corporation, its subsidiaries and their finances and Fox Entertainment, its subsidiaries and their finances.

News Corporation has filed with the SEC, pursuant to the Exchange Act, an Annual Report on Form 20-F and an amendment on Form 20-F/A for the fiscal year ended June 30, 2002 and Reports on Form 6-K and  Form 6-K/A, filed November 14, 2002, May 7, 2003, May 20, 2003, July 2, 2003 and August 18, 2003, which are hereby incorporated by reference in and made a part of this prospectus. Statements contained in any such documents as to the contents of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

Fox Entertainment has filed with the SEC, pursuant to the Exchange Act, an Annual Report on Form 10-K for the fiscal year ended June 30, 2002, Quarterly Reports on Form 10-Q for the periods ended September 30, 2002, December 31, 2002 and March 31, 2003, and Current Reports on Forms 8-K and 8-K/A, filed November 14, 2002, November 15, 2002, February 14, 2003, April 10, 2003, April 14, 2003, May 7, 2003, May 13, 2003 and August 13, 2003 (Item 5 only), which are hereby incorporated by reference in and made a part of this prospectus. Statements contained in any such documents as to the contents of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

Reports and other information filed by News Corporation and Fox Entertainment with the SEC following the date hereof and prior to the termination of the exchange offer, including Annual Reports of News Corporation and Fox Entertainment on Form 20-F and Form 10-K, respectively, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, with respect to Fox Entertainment, and, with respect to News Corporation, Reports on Form 6-K that indicate on the cover pages thereof that they are to be incorporated into one or more registration statements of News Corporation, shall be deemed to be incorporated by reference herein. Statements contained in this document as to the contents of any contract or other document referred to in such document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the SEC, each such statement being qualified in all respects by such reference. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

We will provide to you upon written or oral request, without charge, a copy of any and all of the information incorporated by reference in this prospectus (excluding exhibits to such information unless such exhibits are specifically incorporated by reference therein). Requests for copies of such information relating to News Corporation should be directed to: News America Incorporated, 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations (telephone number (212) 852-7059). Requests for copies of such information relating to Fox Entertainment should be directed to: Investor Relations, Fox Entertainment Group, Inc., 1211 Avenue of the Americas, New York, NY 10036 (telephone number (212) 852-7111).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words are intended to identify forward-looking statements.

These statements appear in a number of places in this prospectus and documents incorporated by reference in this prospectus and are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to risks, uncertainties and assumptions about News Corporation, and its subsidiaries and businesses, and Fox Entertainment, and its subsidiaries and businesses, including the risks and uncertainties discussed in this prospectus under the caption “Risk Factors” and elsewhere, and are not guarantees of performance. Other important factors that could affect the future results of News Corporation and Fox Entertainment and cause those results or other outcomes to differ materially from those expressed in the forward-looking statements include:

•	deterioration in worldwide economic and business conditions;

•	rapidly changing technology challenging our businesses’ ability to adapt successfully;

•	exposure to fluctuations in currency exchange rates;

•	significant changes in our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	unexpected challenges created by legislative and regulatory developments;

•	changes in our business strategy and development plans;

•	the September 11, 2001 terrorist attacks, the military activity in Iraq, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions as a result of these events may continue to affect the United States and the global economy and may increase other risks; and

•	other risks described from time to time in periodic reports that News Corporation and Fox Entertainment file with the SEC.

Because the above factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by News Corporation or Fox Entertainment, you should not place undue reliance on any forward-looking statement. Further, any forward-looking statement speaks only as of the date on which it is made. News Corporation and Fox Entertainment do not ordinarily make projections of their future operating results and undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers should carefully review the other documents filed by News Corporation and Fox Entertainment with the SEC.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER THE FEDERAL SECURITIES LAWS

News Corporation is a corporation organized under the laws of Australia. Since some of the directors of News Corporation and certain of the experts named herein reside outside the United States, it may not be possible to effect service of process within the United States upon such persons or to enforce, in U.S. courts, judgments against such persons obtained in U.S. courts and predicated on the civil liability provisions of the federal securities laws of the United States. Furthermore, since all directly owned assets of News Corporation are located outside the United States, any judgment obtained in the United States against News Corporation may not be collectible within the United States. News Corporation has been advised by its Australian counsel, Allens Arthur Robinson, that there is doubt as to the enforceability of civil liabilities under U.S. federal securities laws in actions originating in federal and state courts in Australia. Allens Arthur Robinson has further advised News Corporation, however, that subject to certain conditions, exceptions and time limitations, Australian courts will enforce foreign (including U.S.) judgments for liquidated amounts in civil matters, including (although there is no express authority relating thereto) judgments for such amounts rendered in civil actions under the U.S. federal securities laws. Such counsel is not aware of any reason under present Australian law for avoiding enforcement of a judgment of a U.S. court against News Corporation or the guarantee on the ground that the same would be contrary to Australian public policy. Such counsel has expressed no opinion, however, as to whether the enforcement by an Australian court of any judgment would be effected in any currency other than Australian dollars and if in Australian dollars the date of determination of the applicable exchange rate from U.S. dollars to Australian dollars. News Corporation has expressly submitted to the jurisdiction of New York State and U.S. federal courts sitting in The City of New York for the purpose of any suit, action or proceeding arising out of the offering of the notes, and has appointed News America at 1211 Avenue of the Americas, New York, New York 10036, to accept service of process in any such action. See “Risk Factors–Risks Associated with the Enforceability of Judgments Against News Corporation.”

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL NEWS AMERICA ACCEPT SURRENDERS OF ORIGINAL NOTES FOR EXCHANGE FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “News America,” “the Company,” “we,” “our” and “us” refer to News America Incorporated and its consolidated subsidiaries, “News Corporation” refers to The News Corporation Limited and its consolidated subsidiaries, and “Fox Entertainment” and “FEG” refer to Fox Entertainment Group, Inc. and its consolidated subsidiaries, in each case, unless otherwise specified.

News America, News Corporation and Fox Entertainment

News Corporation.    News Corporation is a diversified international media and entertainment company with operations in a number of industry segments, including filmed entertainment, television, cable network programming, magazines and inserts, newspapers and book publishing. The activities of News Corporation are conducted principally in the United States, Europe, Asia, Australia and the Pacific Basin.

News Corporation’s principal executive offices are located at 2 Holt Street, Surry Hills, New South Wales, 2010 Australia, and News Corporation’s telephone number is 61-2-9-288-3000.

News America.    News America, the principal subsidiary in the United States of News Corporation, is an operating company and holding company, which, together with its subsidiaries and affiliates, conducts substantially all of the U.S. activities of News Corporation. Through its subsidiaries, News America operates in a number of industry segments, including magazines and inserts, newspapers and book publishing.

News America’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036, and News America’s telephone number is (212) 852-7000.

Fox Entertainment.    News Corporation owns approximately 80.6% of the equity of Fox Entertainment, and approximately 97.0% of its voting power. Fox Entertainment is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming.

Fox Entertainment’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number at that address is (212) 852-7111.

The Exchange Offer

On March 7, 2003, we completed the offering of $150,000,000 aggregate principal amount of 4.750% Senior Notes due 2010 and $350,000,000 aggregate principal amount of 6.550% Senior Notes due 2033. The offering was made in reliance upon an exemption from the registration requirements of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered

Up to $150,000,000 aggregate principal amount of exchange 4.750% Senior Notes due 2010 and up to $350,000,000 aggregate principal amount of exchange 6.550% Senior Notes due 2033, both of which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The exchange offer

We are offering to exchange $1,000 principal amount of our 4.750% Senior Notes due 2010 and $1,000 principal amount of our 6.550% Senior Notes due 2033, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 4.750% Senior Notes due 2010 and 6.550% Senior Notes due 2033.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $150,000,000 principal amount of 4.750% original notes and $350,000,000 principal amount of 6.550% original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

Based on interpretations by the Staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are not our affiliate.

Rule 405 under the Securities Act defines affiliate as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer.

Expiration date	5:00 p.m., New York City time, on September , 2003, unless we extend the expiration date.

Withdrawal rights

You may withdraw tenders of the original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For more information, see the section entitled “The Exchange Offer” under the heading “Terms of the Exchange Offer.”

Conditions to the exchange offer

The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see the section entitled “The Exchange Offer” under the heading “Conditions to the Exchange Offer.” The exchange offer is not conditioned upon the exchange of any minimum principal amount of original notes.

Procedures for tendering original notes

If you wish to accept the exchange offer, you must (1) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter in accordance with its instructions and the instructions in this prospectus, and (2) mail or otherwise deliver the letter of transmittal, together with the original notes and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold original notes through The Depository Trust Company, or DTC, and wish to accept the exchange offer, you must do so pursuant to DTC’s automated tender offer program. By executing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, (1) that you are, or the person or entity receiving the exchange notes is acquiring the exchange notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act, and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, we urge you to promptly contact the person or entity in whose name your original notes are registered and instruct that person or entity to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of your original notes in your name or obtain a properly completed bond power from the person or entity in whose name your original notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed delivery procedures

If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required to the exchange agent (or comply with the procedures for book-entry transfer) prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in the section entitled “The Exchange Offer” under the heading “Guaranteed Delivery Procedures.”

Taxation

The exchange pursuant to the exchange offer will generally not be a taxable event for U.S. federal income tax purposes. For more details, see the sections entitled “The Exchange Offer—Tax Consequences of the Exchange Offer” and “Description of the Notes—Tax Consequences of the Exchange Offer.”

Consequences of failure to exchange

If you do not exchange the original notes, they will remain entitled to all the rights and preferences and will continue to be subject to the limitations contained in the indenture. However, following the exchange offer, all outstanding original notes will still be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act.

Use of proceeds	We will not receive any proceeds from the exchange offer. For more details, see the “Use of Proceeds” section.

Exchange agent

The Bank of New York is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

The Notes

Issuer	News America Incorporated.

Guarantors	News Corporation and certain of its subsidiaries are guarantors. If we cannot make payments on the original notes or the exchange notes when they are due, the guarantors must make them instead.

Securities offered	US$150,000,000 aggregate principal amount of 4.750% Senior Notes due 2010 and US$350,000,000 aggregate principal amount of 6.550% Senior Notes due 2033.

Maturities	March 15, 2010 for the 4.750% Senior Notes and March 15, 2033 for the 6.550% Senior Notes.

Interest payment dates	March 15 and September 15 of each year, commencing September 15, 2003.

Redemption	The notes may not be redeemed by the Company prior to maturity, except as set forth herein. See “Description of the Notes—Redemption by the Company.”

Ranking

The notes will be direct unsecured obligations and will constitute indebtedness (as defined herein) ranking pari passu with all other unsecured indebtedness that is not by its terms subordinated to the notes.

The guarantees constitute indebtedness of each of the guarantors, including News Corporation, and are intended to rank pari passu with all other unsecured indebtedness of the guarantors, which is not by its terms subordinated to the guarantees. See “Description of the Notes.”

Change of control

If we experience a change of control triggering event as described in the section entitled “Description of the Notes—Repurchase Upon Change of Control Triggering Event,” we must offer to repurchase the notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest, if any, to the date of purchase.

Certain covenants

The indenture, among other things, limits our ability to incur liens and the ability of our subsidiaries to issue guarantees. The indenture also restricts our ability and the ability of News Corporation to sell all or substantially all assets or to merge with or into other companies. For more details, see “Description of the Notes—Successor Corporation” and “Description of the Notes—Certain Covenants.”

Absence of public market for the notes

The notes will constitute a new class of securities for which there is no established public trading market. There has been no public market for the original notes, and it is not currently anticipated that an active public market for the exchange notes will develop. We currently do not intend to apply for the listing of the notes on any securities exchange or to seek approval for quotation through any automated quotation system. Although the initial purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so and any such market-making activity may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. See “Risk Factors—Absence of Public Market for the Exchange Notes” and “Plan of Distribution.”

RISK FACTORS

Before you participate in the exchange offer, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained, or incorporated by reference, in this prospectus, in evaluating your participation in the exchange offer.

Structural Risks

The operations of News Corporation worldwide and our operations in the United States are conducted through subsidiaries, and, therefore, we and News Corporation are dependent upon the earnings and cash flow of subsidiaries to meet debt service obligations, including obligations with respect to the 4.750% Senior Notes and the 6.550% Senior Notes. To the extent that the Company, the subsidiaries of News Corporation and the subsidiary guarantors are not themselves guarantors of the 4.750% Senior Notes and the 6.550% Senior Notes, the claims of holders of the notes will be subordinate to claims of creditors of these subsidiaries with respect to the assets of such subsidiaries in the event of bankruptcy or reorganization of such subsidiaries.

Risks Associated with the Enforceability of Judgments Against News Corporation

News Corporation is a corporation organized under the laws of the Commonwealth of Australia. Service of process upon directors and officers of News Corporation, and certain of the experts named herein who reside outside the United States, may be difficult to obtain within the United States. Furthermore, since all directly owned assets of News Corporation are located outside the United States, any judgment obtained in the United States against News Corporation may not be collectible within the United States. News Corporation has been advised by its Australian counsel, Allens Arthur Robinson, that there is doubt as to the enforceability of civil liabilities under U.S. federal securities laws in actions originating in federal and state courts in Australia. Service of process upon News Corporation in an action to enforce the guarantee may be obtained within the United States by service upon us. News Corporation also has significant assets located in Australia. Allens Arthur Robinson has further advised News Corporation, however, that subject to certain conditions, exceptions and time limitations, Australian courts will enforce foreign (including U.S.) judgments for liquidated amounts in civil matters, including (although there is no express authority relating thereto) judgments for such amounts rendered in civil actions under the U.S. federal securities laws. Allens Arthur Robinson is not aware of any reason under present Australian law for avoiding enforcement of a judgment of U.S. courts on the News Corporation guarantee on the ground that the same would be contrary to Australian public policy. Such counsel has expressed no opinion, however, as to whether the enforcement by an Australian court of any judgment would be effected in any currency other than Australian dollars, and if in Australian dollars, the date of the determination of the applicable exchange rate from Australian dollars to U.S. dollars.

Risks Concerning the Guarantees

The guarantees constitute senior indebtedness of each of the guarantors and are intended to rank pari passu with all present and future senior indebtedness of the guarantors, including News Corporation. The management of News Corporation believes that the guarantees, together with the events of default described under “Description of the Notes,” make the indebtedness under the notes substantially equal in right of payment to the indebtedness under the revolving credit agreement. Because the factual bases underlying the obligations created pursuant to the various credit facilities and the other obligations constituting senior indebtedness of the Company and the guarantors differ, it is not possible to predict how a court in bankruptcy would accord priorities as between indebtedness under facilities other than the revolving credit agreement, the guarantees thereof, if any, the indebtedness under the notes, the guarantees, indebtedness under the revolving credit agreement and the guarantees of such indebtedness under the revolving credit agreement. See “Description of Certain Indebtedness.” It is possible in certain circumstances that a court could hold obligations of a guarantor pursuant to its guarantee subordinate to direct obligations of such guarantor. In addition, if a guarantee is challenged by creditors of a guarantor, it is possible that the amount for which such guarantor is liable under its guarantee would be limited (or the rights under the guarantee could be subject to avoidance or subordination) by application of fraudulent conveyance and equitable subordination principles. Where a guarantor is not incorporated in the United States, the laws of such guarantor’s place of incorporation may also affect the ability to enforce its guarantee. News Corporation has been advised by its Australian counsel, Allens Arthur Robinson, that to the extent that the guarantee given by News Corporation is valid and enforceable in accordance with the laws of the State of New York and the United States, the laws of the jurisdiction of incorporation of News Corporation does not prevent such guarantee from being valid, binding and enforceable against News Corporation in accordance with its terms, subject to the discretionary nature of equitable remedies, statutes of limitations, estoppel and similar principles and generally to laws concerning insolvency, bankruptcy, liquidation, enforcement of security interests or reorganization or similar laws generally affecting creditors’ rights or duties. See “Enforceability of Civil Liabilities Under the Federal Securities Laws” for a discussion of the enforceability of the obligations under the guarantee against News Corporation.

Absence of Public Market for the Exchange Notes

The exchange notes will constitute a new class of securities for which there is no established public trading market. We do not intend to apply for listing of the notes on any national securities exchange or quotation of the notes on any automated quotation system. The initial purchasers have advised us that they currently intend to make a market in the notes, although the initial purchasers are not obligated to do so, and any such market-making activity with respect to the notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If a market were to exist, the notes could trade at prices that may be lower than the initial offering price thereof, depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and our financial condition and performance and prospects and the financial condition and performance of, and prospects for, News Corporation. See “Plan of Distribution.”

Consequences of Failure to Exchange

The exchange notes will be issued in exchange for original notes only after timely receipt by the exchange agent of such original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC, including an agent’s message (as set forth under “The Exchange Offer—Procedures for Tendering”) if the tendering holder does not deliver a letter of transmittal, a properly completed and duly executed letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, including all other documents required by such letter of transmittal. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of original notes for exchange. Original notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof (as set forth in the legend thereon) as a consequence of the issuance of the original notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state laws or pursuant to an exemption therefrom. Subject to our obligation to file a shelf registration statement covering resales of original notes in certain limited circumstances, we do not intend to register the original notes under the Securities Act and, after consummation of the exchange offer, we will not be obligated to do so. Upon consummation of the exchange offer, certain rights under the registration rights agreement, including registration rights and the rights to receive the contingent increases in interest rates, will terminate, except under certain limited circumstances. In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds original notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted original notes could be adversely affected due to the limited amount, or “float,” of the original notes that are expected to remain outstanding following the exchange offer. Generally, a lower “float” of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of original notes are not tendered or are tendered but not accepted in the exchange offer, the trading market for the exchange notes could be adversely affected. See “The Exchange Offer.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of original notes with an opportunity to acquire exchange notes which, unlike the original notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

The outstanding original 4.750% Senior Notes in the aggregate principal amount of US$150,000,000, and the outstanding original 6.550% Senior Notes in the aggregate principal amount of US$350,000,000 were originally issued and sold on March 7, 2003, the issue date, to J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as initial purchasers, pursuant to the purchase agreement, dated as of March 4, 2003. The original notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the original notes by the initial purchasers to investors was also done in reliance upon the exemption provided by Rule 144A promulgated under the Securities Act. The original notes may not be reoffered, resold or transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144 promulgated under the Securities Act, the original notes may generally be resold (a) commencing one year after the issue date, in an amount up to, for any three-month period, the greater of 1% of the original notes then outstanding or the average weekly trading volume of the original notes during the four calendar weeks preceding the filing of the required notice of sale with the SEC and (b) commencing two years after the issue date, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding three months, our affiliate. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the original notes.

In connection with the original issuance and sale of the original notes, we entered into the registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the original notes, or the exchange offer. The registration rights agreement provides that we and the guarantors will file with the SEC, an exchange offer registration statement on an appropriate form under the Securities Act, with respect to an offer to exchange the original notes for the exchange notes and to offer to holders of original notes who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

The registration rights agreement provides that (i) unless the exchange offer would not be permitted by applicable law or SEC policy, we will file the exchange offer registration statement with the SEC within 120 days after the issue date, (ii) unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the issue date, (iii) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our commercially reasonable efforts to issue, not later than 225 days after the issue date, exchange notes, in exchange for all original notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, we will file prior to the later of (a) 120 days after the issue date or (b) 30 days after such filing obligation arises and use our best efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after the obligation arises (in the case of (b) above); provided, however, that if the exchange offer is not consummated within 180 days after the issue date, then we will file the shelf registration statement with the SEC on or prior to the 210th day after the issue date. We shall use our best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the second anniversary of the issue date or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant thereto. A holder of original notes that sells its original notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

Under existing SEC interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed for a period of 90 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

Each holder of original notes that wishes to exchange such original notes for exchange notes in the exchange offer will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

Pursuant to the registration rights agreement, we will be required to pay additional interest if a registration default exists. A registration default will exist if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of the registration statements is not declared effective by the SEC on or prior to the date specified for effectiveness, referred to as the effectiveness target date;

•	the exchange offer is required to be consummated under the registration rights agreement and we fail to issue exchange notes in exchange for all notes properly tendered and not withdrawn in the exchange offer within 45 days of the effectiveness target date with respect to the exchange offer registration statement; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with the exchange offer or resales of transfer restricted notes, as the case may be, during the periods specified in the registration rights agreement.

Additional interest will accrue on the principal amount of the notes (in addition to the stated interest on the notes) from and including the date on which any of the registration defaults described above has occurred and continue until all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period while a registration default is continuing, up to a maximum rate of additional interest of 1.00% per annum.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of original notes. Original notes may be exchanged only in integral multiples of US$1,000 principal amount. Holders may tender some or all of their original notes pursuant to the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the exchange notes will not be entitled to certain rights of holders of original notes under the registration rights agreement. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The 4.750% notes and the 6.550% notes will each be treated as a single class under the indenture with any original 4.750% notes and original 6.550% notes, respectively, that remain outstanding. The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of August 14, 2003, US$150,000,000 aggregate principal amount of original 4.750% notes and US$350,000,000 aggregate principal amount of original 6.550% notes were outstanding. This prospectus, the letter of transmittal and notice of guaranteed delivery are being sent to all registered holders of original notes as of August     , 2003. Tendering holders will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain transfer taxes that may be imposed, in connection with the exchange offer. See “—Payment of Expenses.”

Holders of original notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Expiration Date; Extensions; Termination

The exchange offer will expire at 5:00 p.m., New York City time, on September     , 2003 (20 business days following the date notice of the exchange offer was mailed to the holders). We reserve the right to extend the exchange offer at our discretion, in which event the term expiration date shall mean the time and date on which the exchange offer as so extended shall expire. We shall notify the exchange agent of any extension by oral or written notice and shall mail to the registered holders of original notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right to extend or terminate the exchange offer and not accept for exchange any original notes if any of the events set forth below under the caption “Conditions to the Exchange Offer” occur and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See “—Conditions to the Exchange Offer.” The rights reserved by us in this paragraph are in addition to our rights set forth below under the caption “—Conditions to the Exchange Offer.”

Procedures for Tendering

The tender to us of original notes by a holder pursuant to one of the procedures set forth below and the acceptance thereof by us will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Except as set forth below, a holder who wishes to tender original notes for exchange pursuant to the exchange offer must transmit an agent’s message or a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth below under “Exchange Agent” on or prior to the expiration date. In addition, either (i) certificates for such original notes must be received by the exchange agent along with the letter of transmittal, (ii) a timely confirmation of a book-entry transfer (a book-entry confirmation) of such original notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure of book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or (iii) the holder must comply with the guaranteed delivery procedures described below. LETTERS OF TRANSMITTAL AND ORIGINAL NOTES SHOULD NOT BE SENT TO US.

The term agent’s message means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Signatures on a letter of transmittal must be guaranteed unless the original notes tendered pursuant thereto are tendered (i) by a registered holder of original notes who has not completed the box entitled “Special Issuance and Delivery Instructions” on the letter of transmittal or (ii) for the account of any firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., the NASD, or a commercial bank or trust company having an office in the United States, each an eligible institution. In the event that signatures on a letter of transmittal are required to be guaranteed, such guarantee must be by an eligible institution.

The method of delivery of original notes and other documents to the exchange agent is at the election and risk of the holder, but if delivery is by mail it is suggested that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent before the expiration date.

If the letter of transmittal is signed by a person other than a registered holder of any original notes tendered therewith, such original notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered original notes will be resolved by us, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. Neither we nor the exchange agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Our acceptance for exchange of original notes tendered pursuant to the exchange offer will constitute a binding agreement between the tendering person and us upon the terms and subject to the conditions of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility systems may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an agent’s message or a duly executed letter of transmittal, including all other documents required by such letter of transmittal, must in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under the caption “Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and (i) whose original notes are not immediately available, or (ii) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(a)  the tender is made through an eligible institution;

(b)  prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder of the original notes, the certificate number or numbers of the original notes and the amount of original notes being tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(c)  a properly completed and executed letter of transmittal (or facsimile thereof), as well as the certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in exchange for original notes promptly following the expiration date.

Subject to the conditions set forth under the caption “–Conditions to the Exchange Offer,” issuance of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC, including an agent’s message if the tendering holder does not deliver a letter of transmittal, a completed letter of transmittal, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal and any other documents required by such letter of transmittal. Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when certificates for original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes which will not be held in global form by DTC or a nominee of DTC to validly tendered holders. Such exchange will be made promptly after the expiration date. If for any reason whatsoever, acceptance for exchange, or the exchange of, any original notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of original notes) or we extend the exchange offer or are unable to accept for exchange or exchange any original notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) promulgated under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the caption “—Withdrawal Rights.”

Pursuant to an agent’s message or a letter of transmittal, a holder of original notes will represent, warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer original notes, that we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original notes tendered pursuant to the exchange offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted original notes will be returned, at our expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time prior 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, set forth below under the caption “–Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must specify the name of the person having tendered the original notes to be withdrawn, identify the original notes to be withdrawn (including the certificate number or numbers and the principal amount of the original notes), and (where certificates for original notes have been transmitted) specify the name in which such original notes are registered, if different from that of the withdrawing holder. If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under the caption “—Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail, or

Hand Delivery or Overnight Delivery

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street, 7E

New York, New York 10286

Attn: Duong Nguyen

Facsimile Transmission:

(Eligible Institutions Only)

(212) 298-1915

Confirm by Telephone:

(212) 815-3687

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions by facsimile to other than any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Payment of Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

Consequences of Failure to Exchange

Upon consummation of the exchange offer, certain rights under the registration rights agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such original notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) to an institutional accredited investor that, prior to such transfer, furnishes to the trustee (which is The Bank of New York) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the original notes (the form of which letter can be obtained from the trustee) and, if requested by us and the trustee, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the original notes could be adversely affected by the exchange offer. See “Risk Factors—Consequences of Failure to Exchange.”

Tax Consequences of the Exchange Offer

The exchange of original notes for exchange notes should not be treated as a taxable transaction for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or in extent from the original notes. Rather, the exchange notes received by a holder of original notes should be treated as a continuation of such holder’s investment in the original notes. As a result, there should be no material U.S. federal income tax consequences to holders exchanging original notes for exchange notes.

PERSONS CONSIDERING THE EXCHANGE OF THE ORIGINAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER FEDERAL, STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. See “Description of the Notes—Tax Consequences of the Exchange Offer.”

RATIO OF EARNINGS TO FIXED CHARGES OF NEWS CORPORATION

The tables below set forth the computation of the ratio of earnings to fixed charges of News Corporation and its subsidiaries in accordance with generally accepted accounting principles in Australia (A-GAAP) and generally accepted accounting principles in the United States (US-GAAP).

A-GAAP

Nine months ended March 31, 2003	Fiscal Year Ended June 30,
	2002	2001	2000	1999	1998
3.8	2.4	2.0	2.0	2.1	2.2

US-GAAP

Six months ended December 31, 2002	Fiscal Year Ended June 30,
	2002(2)	2001	2000	1999	1998
2.5	—(1)	—(1)	2.0	2.2	1.5

News Corporation computes the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges, excluding capitalized interest, by the fixed charges. Under A-GAAP, items that are considered significant by reason of their size, nature or effect on News Corporation’s financial performance for the year are classified as Other revenues and expenses before tax and, consistent with prior years treatment of abnormal items, are excluded from earnings when computing the ratio of earnings to fixed charges. Under US-GAAP, Other revenues and expenses before tax are included in earnings when computing the ratio of earnings to fixed charges. This ratio includes the earnings and fixed charges of News Corporation and its consolidated subsidiaries. Fixed charges consist of interest, including capitalized interest, and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor. A reconciliation of News Corporation’s results under A-GAAP to US-GAAP is presented in Note 20 of News Corporation’s 2002 consolidated financial statements contained in News Corporation’s 2002 Annual Report on Form 20-F, as amended.

(1)	The ratio of earnings to fixed charges was less than 1.0; thus earnings available for fixed charges of News Corporation were inadequate to cover fixed charges. The amount of the deficiency was A$13,622 million and A$354 million for the years ended June 30, 2002 and 2001, respectively.

(2)	The June 30, 2002 US-GAAP ratio of earnings to fixed charges includes an A$11.7 billion charge to reduce the carrying value of News Corporation’s investment in Gemstar-TV Guide International, Inc. to reflect an other-than-temporary decline in value. If such charge was excluded, the June 30, 2002 deficiency would be A$1,939 million.

RATIO OF EARNINGS TO FIXED CHARGES OF FOX ENTERTAINMENT

The table below sets forth the computation of the ratio of earnings to fixed charges of Fox Entertainment and its subsidiaries in accordance with US-GAAP.

Nine months ended March 31, 2003	Fiscal Year Ended June 30,
	2002	2001	2000	1999	1998
7.6	4.3	2.2	1.9	2.7	2.1

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except for certain transfer restrictions and registration rights relating to the original notes and except for certain provisions providing for an increase in the interest rate on the original notes under certain circumstances relating to the timing of the exchange offer. The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt or obligations of the guarantors.

On March 7, 2003, we issued and sold the original notes. We used a portion of the net proceeds of that offering to purchase the Company’s 8½% notes due February 2005 that were tendered pursuant to our tender offer for such securities and for general corporate purposes.

NEWS AMERICA, NEWS CORPORATION AND FOX ENTERTAINMENT

News Corporation is a diversified international media and entertainment company with operations in a number of industry segments, including filmed entertainment, television, cable network programming, magazines and inserts, newspapers and book publishing. The activities of News Corporation are conducted principally in the United States, Europe, Asia, Australia and the Pacific Basin.

News America, the principal subsidiary in the United States of News Corporation, is an operating company and holding company, which, together with its subsidiaries and affiliates, conducts substantially all of the U.S. activities of News Corporation.

As of June 30, 2003, News Corporation owned approximately 80.6% of the equity of Fox Entertainment, a subsidiary of News America, and approximately 97.0% of its voting power. Fox Entertainment is principally engaged in the following business segments:

• Filmed Entertainment.    Fox Entertainment engages in feature film and television production and distribution principally through the following businesses: Fox Filmed Entertainment, a producer and distributor of feature films; Twentieth Century Fox Television, a producer of network television programming; Twentieth Television, a producer and distributor of television programming; and Fox Television Studios, a producer of broadcast and cable programming.

• Television.    Fox Television Stations currently owns and operates 35 full power stations, including stations located in nine of the top ten designated market areas. Fox Broadcasting Company operates a television network that has 188 affiliated stations across the United States, including 25 full power television stations in major cities that are owned and operated by Fox Entertainment.

• Cable Network Programming.    Fox Entertainment’s interests in cable network programming businesses include: Fox News Channel, a 24-hour all news cable channel; Fox Sports Networks, a group of 24-hour regional cable sports programming services, and a 50% interest in a complementary national sports programming service, Fox Sports Net; and FX Networks, a general entertainment network.

News Corporation’s subsidiaries also have operations in the following business segments:

• Magazines and Inserts.    Through its News America Marketing Group, News Corporation publishes free standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers, and provides in-store marketing products and services, primarily to consumer packaged goods manufacturers.

• Newspapers.    The New York Post is a mass circulation, metropolitan morning newspaper published in New York City.

• Book publishing.    Through HarperCollins Publishers, News Corporation is engaged in English language book publishing on a worldwide basis.

In addition, News Corporation owns approximately 43% of Gemstar-TV Guide International, Inc., which is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide.

In the United Kingdom, News Corporation publishes four national newspapers (The Times, The Sunday Times, The Sun and the News of the World), which account for approximately one-third of all national newspapers sold in the United Kingdom, and owns approximately 78.25% of the equity (and 97.3% of the voting power) of NDS Group plc, which is a leading provider of open end-to-end digital pay-television solutions for the secure delivery of entertainment and information to television set-up boxes and personal computers. News Corporation also owns an approximate 35% interest in British Sky Broadcasting Group plc, which is the leading pay television broadcaster in the United Kingdom.

In Italy, News Corporation owns approximately 80% of the direct-to-home television platform Sky Italia S.r.L.

In Australia, News Corporation’s principal activity is newspaper publishing. News Corporation is the largest newspaper publisher in Australia, owning more than 100 newspapers. News Corporation also owns a 25% interest in the FOXTEL pay television service.

In Asia, STAR Group Limited, an indirect wholly-owned subsidiary of News Corporation, is engaged in the development, production and distribution of television programming to over 50 countries throughout Asia and the Middle East.

As of June 30, 2003, News Corporation had a 36% equity interest and an approximate 49.25% economic interest in the entity that operates Sky Brasil, the leading direct-to-home pay television service in Brazil. News Corporation also has a 30% interest in the entity that operates Sky Mexico, the leading direct-to-home pay television service in Mexico, and a 30% interest in Sky Multi-Country Partners, which has interests in direct-to-home television services in Chile and Colombia.

On April 9, 2003, News Corporation and Fox Entertainment announced a definitive agreement to acquire 34% of Hughes Electronics Corporation, or Hughes, for approximately US$6.6 billion in cash and stock. The closing of this transaction is subject to a number of conditions, including approval by General Motors Corporation’s shareholders, a favorable ruling from the Internal Revenue Service and regulatory clearance. At closing, News Corporation’s ownership interest in Hughes will be transferred to Fox Entertainment in exchange for US$4.5 billion in promissory notes and approximately 74.2 million shares in Fox Entertainment, increasing News Corporation’s equity ownership interest in Fox Entertainment to approximately 82.0%. News Corporation will continue to maintain approximately 97.0% of the voting power in Fox Entertainment.

For more information about News Corporation and Fox Entertainment and their respective subsidiaries, including information relating to voting securities and principal shareholders, directors and executive officers, executive compensation and certain relationships and related party transactions, please refer to News Corporation’s Annual Report on Form 20-F and Form 20-F/A and Fox Entertainment’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, which are incorporated by reference into this document.

THE SUBSIDIARY GUARANTORS

Our obligations under the notes are unconditionally guaranteed by News Corporation and the subsidiary guarantors. Set forth below is the name, jurisdiction of incorporation and principal business of each subsidiary guarantor. Except for Fox Entertainment, all of the subsidiary guarantors are direct or indirect wholly-owned subsidiaries of News Corporation. As of June 30, 2003, News Corporation owned approximately 80.6% of the equity in Fox Entertainment and approximately 97.0% of its voting power. News Corporation’s principal bank credit facility, a five-year revolving credit agreement, dated as of June 27, 2003 (the Revolving Credit Agreement), provides for guarantees by News Corporation and the subsidiary guarantors. Under the indenture pursuant to which the notes were issued, the subsidiary guarantors may change from time to time.

Company	Jurisdiction of Incorporation	Principal Business

FEG Holdings, Inc.	Delaware, USA	Wholly-owned subsidiary of News America, which holds all of News Corporation’s equity and voting interest in FEG.

Fox Entertainment Group, Inc.	Delaware, USA	Principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming.

News America Marketing FSI, Inc.	Delaware, USA	Publishes free standing inserts.

News Publishing Australia Limited	Delaware, USA	U.S. holding company.

Supplemental guarantor information is contained in Note 27 to News Corporation’s consolidated financial statements (included in its Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as amended). On June 27, 2003, News Corporation terminated its existing credit agreement and entered into the Revolving Credit Agreement. Certain of News Corporation’s subsidiaries that were guarantors under the prior credit agreement and the original notes prior to June 27, 2003 are not guarantors under the Revolving Credit Agreement, the original notes after June 27, 2003 or the exchange notes. In response to these changes, News Corporation has filed updated supplemental guarantor information in a Report on Form 6-K, dated July 2, 2003, which is incorporated by reference into this document.

CORPORATE ORGANIZATION OF NEWS CORPORATION

The following chart sets forth, in summary form, the corporate organization of the Company, News Corporation and the subsidiary guarantors. The chart is not complete and is presented solely for the reader’s convenience. See “The Guarantors of the Notes.”

CORPORATE ORGANIZATION OF NEWS CORPORATION (continued)

The News Corporation Limited
(Australia)
100%(1)
News Publishing Australia Limited
(Delaware)
100%
News America Incorporated
(Delaware)
100%
100%
FEG Holdings, Inc.
(Delaware)
News America Marketing FSI, Inc.
(Delaware)
80.6% equity, 97.00% vote
Fox Entertainment Group, Inc.
(Delaware)

(1) News Corporation directly owns 65.8% of News Publishing Australia Limited and indirectly owns the remaining interest.

DESCRIPTION OF CERTAIN INDEBTEDNESS

News Corporation is party to the Revolving Credit Agreement, which provides for a A$2.7 billion (US$1.75 billion) facility, with a sub-limit of A$911 million (US$600 million) available for the issuance of letters of credit and expires on June 30, 2008. On June 27, 2003, letters of credit representing A$205 million (US$135 million) were issued under the Revolving Credit Agreement.

The Revolving Credit Agreement provides that News America may borrow funds thereunder. Borrowings are denominated in U.S. dollars and the interest rate will fluctuate based on the credit ratings provided to News Corporation’s senior unsecured public indebtedness by Standard & Poor’s Corporation and Moody’s Investors Service, Inc. In addition, the obligations under the Revolving Credit Agreement are guaranteed by News Corporation and the subsidiary guarantors.

CAPITALIZATION OF NEWS CORPORATION

The following table sets forth the consolidated capitalization of News Corporation as of June 30, 2003 (A-GAAP) as reported. The Australian dollar amounts as of June 30, 2003 set forth herein have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to News Corporation’s unaudited consolidated condensed financial statements for the fiscal year ended June 30, 2003 presented in accordance with A-GAAP contained in News Corporation’s Report on Form 6-K/A filed August 18, 2003. A-GAAP differs significantly in certain respects from US-GAAP. A discussion of these significant differences is found in Note 20 of News Corporation’s consolidated financial statements contained in the News Corporation 2002 Form 20-F and Form 20-F/A. Amounts set forth herein which are stated in Australian dollars have been translated into U.S. dollars, solely for the convenience of the reader, at an exchange rate of A$1.00 = US$0.6586, the noon buying rate on August 11, 2003. Such translations should not be construed as representations that the Australian dollar amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

The following is in accordance with A-GAAP (all dollar amounts in millions):

	June 30, 2003
			(in US$)
Current maturities of borrowings	A$	33	US$	22

Long-term borrowings
5.625% Guaranteed Notes due July 29, 2004		602		396
8 1/2% Notes due February 15, 2005		199		131
6.625% Notes due January 9, 2008		527		347
7 3/8% Notes due October 17, 2008		302		199
4.75% Notes due March 15, 2010		226		149
9 1/4% Notes due February 1, 2013		753		496
8 5/8% Notes due February 7, 2014		150		99
7.6% Notes due October 11, 2015		302		199
8% Notes due October 17, 2016		603		397
7.25% Notes due May 18, 2018		527		347
8 1/4% Notes due August 2018		376		248
Liquid Yield OptionTM Notes (LYONs) due February 28, 2021		1,236		814
8 7/8% Notes due April 26, 2023		376		248
7 3/4% Notes due January 20, 2024		302		199
7 3/4% Notes due February 1, 2024		136		90
9 1/2% Notes due July 15, 2024		302		199
8 1/2% Notes due February 23, 2025		302		199
7.7% Notes due October 30, 2025		376		248
7.43% Notes due October 1, 2026		362		238
7 1/8% Notes due April 8, 2028		302		199
7.3% Notes due April 30, 2028		302		199
7.28% Notes due June 30, 2028		302		199
7.625% Notes due November 2028		302		199
6.55% Notes due March 15, 2033		527		347
6.703% MOPPrsTM due May 21, 2034		226		149
8.45% Notes due August 1, 2034		302		199
8.15% Notes due October 17, 2036		452		298
6.75% Notes due January 9, 2038		376		248
7.75% Notes due December 1, 2045		904		595
7.9% Notes due December 1, 2095		226		149
8 1/4% Notes due October 17, 2096		151		99
Other		65		43

Total long-term borrowings		12,396		8,166

Total borrowings		12,429		8,188

Exchangeable preferred securities		2,084		1,373

Total stockholders’ equity		38,721		25,502

Total capitalization (1)	A$	53,201	US$	35,041

™	Trademark of Merrill Lynch & Co., Inc.
(1)	Excludes current maturities of long-term borrowings.

CAPITALIZATION OF FOX ENTERTAINMENT

The following table sets forth the capitalization of Fox Entertainment as of March 31, 2003. The U.S. dollar amounts as of March 31, 2003 set forth herein have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, Fox Entertainment’s unaudited consolidated condensed financial statements for the nine months ended March 31, 2003 presented in accordance with US-GAAP contained in Fox Entertainment’s Quarterly Report on Form 10-Q filed May 14, 2003.

The following is in accordance with US-GAAP (all dollar amounts in millions):

March 31, 2003
(in US$)
Due to affiliates of News Corporation	$890

Shareholders’ equity
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized; no shares issued and outstanding	—
Class A Common Stock, $0.01 par value per share; 1,000,000,000 shares authorized; 352,436,375 shares issued and outstanding	4
Class B Common Stock, $0.01 par value per share; 650,000,000 shares authorized; 547,500,000 shares issued and outstanding	6
Additional paid-in capital	12,780
Retained earnings and accumulated other comprehensive income	1,299

Total shareholders’ equity	$14,089

Total capitalization	$14,979

FOREIGN EXCHANGE RATES

The following table sets forth, for the periods indicated, the average, high, low and period-end noon buying rates in New York City for Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York, expressed in US$ per A$1.00.

Fiscal Year Ended June 30,	Average(1)	High	Low	Period End
1999	0.6246	0.6712	0.5550	0.6618
2000	0.6256	0.6703	0.5685	0.5971
2001	0.5320	0.5996	0.4828	0.5100
2002	0.5240	0.5748	0.4841	0.5628
2003	0.5809	0.6729	0.5280	0.6655

(1)	The average of the noon buying rates from the last business day of each fiscal month during each period presented.

Unless otherwise stated herein, all U.S. dollar amounts set forth in this prospectus have been translated from the corresponding Australian dollar amounts at the noon buying rate on August 11, 2003, which was US$0.6586 per A$1.00.

The following table sets out, for the periods indicated, information concerning the high and low rates of exchange for the A$ for each month during the previous six months based on the noon buying rate:

Period	High	Low
July 2003	0.6823	0.6454
June 2003	0.6729	0.6564
May 2003	0.6585	0.6192
April 2003	0.6212	0.5970
March 2003	0.6161	0.5905
February 2003	0.6075	0.5843

On August 11, 2003, the latest practicable date for which exchange rate information was available before the filing of this document, the noon buying rate was US$0.6586 per A$1.00.

Australian Exchange Controls and Other Limitations Affecting Holders

The Australian Banking (Foreign Exchange) Regulations and other Australian legislation and regulations control and regulate, or permit the control and regulation of, a broad range of payments and transactions involving non-residents of Australia. News Corporation is not restricted from transferring funds from Australia or placing funds to the credit of non-residents of Australia subject to:

•	withholding for Australian tax due in respect of dividends (to the extent they are unfranked) and interest and royalties paid to non-residents of Australia; and

•	a requirement for approval from the Reserve Bank of Australia or in some cases the Minister for Foreign Affairs for certain payments or dealings in or out of Australia to or on behalf of:

–	members of the previous government of Iraq, its senior officials and their immediate families;

–	certain supporters of the former government of the Federal Republic of Yugoslavia;

–	the Taliban or any undertaking owned or controlled directly or indirectly by the Taliban and certain other named terrorist organizations and individuals; or

–	certain ministers and senior officials of the Government of Zimbabwe.

This list is subject to change from time to time.

Accordingly, at the present time, remittance of dividends on News Corporation Preferred Ordinary Shares, represented by News Corporation Preferred ADSs, to Citibank N.A., as the depositary, is not subject to exchange controls.

There are no limitations, either under Australian law or under the constitution of News Corporation, on the right to hold or vote News Corporation Preferred Ordinary Shares, represented by News Corporation Preferred ADSs, other than under the Australian Foreign Acquisitions and Takeovers Act of 1975 and the Australian Corporations Act insofar as such laws apply.

SELECTED HISTORICAL FINANCIAL INFORMATION OF NEWS CORPORATION

The following selected historical financial data of News Corporation has been derived from the historical consolidated financial statements and related notes of News Corporation for each of the years in the five-year period ended June 30, 2002 for both A-GAAP and US-GAAP and from the unaudited consolidated financial statements of News Corporation for the nine months ended March 31, 2003 and 2002 for A-GAAP and from the unaudited consolidated condensed financial statements of News Corporation for the six months ended December 31, 2002 for US-GAAP. The selected historical data is only a summary, and should be read in conjunction with the historical consolidated financial statements and related notes contained in News Corporation’s Annual Report on Form 20-F and Form 20-F/A for the fiscal year ended June 30, 2002 filed with the SEC on December 31, 2002 and on July 1, 2003, respectively, which are incorporated into this document by reference. The selected historical financial data is set forth in Australian dollars with a translation of amounts for the nine months ended March 31, 2003 (A-GAAP) and the six months ended December 31, 2002 (US-GAAP) into U.S. dollars at A$1.00 = US$0.6586, the noon buying rate on August 11, 2003, solely for your convenience.

The consolidated financial statements of News Corporation contained in its Annual Report on Form 20-F and Form 20-F/A for the fiscal year ended June 30, 2002 have been prepared in accordance with A-GAAP. A-GAAP differs significantly in certain respects from US-GAAP. A discussion of these significant differences is found in Note 20 of News Corporation’s consolidated financial statements.

	Fiscal Year Ended June 30, (1)										Nine Months Ended March 31,
	1998		1999		2000		2001		2002		2002		2003		2003
	(in millions, except per share data)														(in US$)
Amounts in Accordance with A-GAAP
Income statement data:
Sales Revenue	A$	18,949	A$	21,774	A$	22,433	A$	25,578	A$	29,014	A$	22,075	A$	22,783	US$	15,005
Depreciation and amortization		415		510		562		706		749		565		553		364
Operating income		2,646		2,752		2,742		3,093		3,542		2,725		3,470		2,285
Net income (loss) from associated entities		190		(545)		(298)		(249)		(1,434)		(1,245)		(427)		(281)
Net borrowing costs		763		773		814		935		1,000		767		620		408
Dividends on exchangeable preferred securities		74		80		79		90		93		71		67		44
Net profit (loss) attributable to members of the parent entity		1,682		1,088		1,921		(746)		(11,962)		(8,785)		1,196		788

Basic/Diluted Net profit (loss) per share:
Ordinary shares		0.40		0.25		0.42		(0.17)		(2.17)		(1.60)		0.20		0.132
Preferred limited voting ordinary shares		0.48		0.30		0.51		(0.21)		(2.60)		(1.92)		0.24		0.158
Dividends per ordinary share		0.030		0.030		0.030		0.030		0.015		0.015		0.015		0.010
Dividends per preferred ordinary share		0.075		0.075		0.075		0.075		0.0375		0.0375		0.0375		0.025
Dividends per ordinary share in U.S. dollars	US$	0.020	US$	0.019	US$	0.018	US$	0.016	US$	0.008	US$	0.008	US$	0.008	US$	0.010
Dividends per preferred ordinary share in U.S. dollars	US$	0.051	US$	0.047	US$	0.047	US$	0.041	US$	0.020	US$	0.019	US$	0.021	US$	0.025

Balance sheet data at period end:
Cash and cash equivalents	A$	4,314	A$	7,483	A$	4,638	A$	5,615	A$	6,337	A$	5,884	A$	8,096	US$	5,332
Total assets		54,484		53,972		65,585		84,961		71,441		79,676		70,775		46,612
Total debt		14,422		13,167		15,431		18,805		15,441		16,375		13,067		8,606
Total stockholders’ equity		27,211		27,109		32,660		47,595		39,468		44,389		40,506		26,677

SELECTED HISTORICAL FINANCIAL INFORMATION OF NEWS CORPORATION (continued)

	Fiscal Year Ended June 30,(1)										Six months ended December 31,
	1998		1999		2000		2001		2002		2001		2002		2002
	(in millions, except per share data)														(in US$)
Amounts in Accordance with US-GAAP
Income statement data:
Revenue	A$	18,897	A$	21,704	A$	22,337	A$	25,387	A$	28,776	A$	14,522	A$	15,228	US$	10,029
Depreciation and amortization		905		1,033		1,108		1,321		1,373		703		339		223
Operating income		1,921		2,012		1,509		1,823		256		(750)		2,214		1,458
Equity in losses of associated companies		(116)		(509)		(936)		(1,711)		(14,840)		(1,776)		(917)		(604)
Interest, net		778		783		829		935		1,000		525		432		285
Other income (expense)		(111)		1,317		1,924		635		1,965		2,190		(154)		(101)
Income (loss) before cumulative effect of accounting change		555		963		(329)		740		(14,552)		(1,348)		291		192
Net income (loss)		555		963		(329)		(218)		(14,670)		(1,390)		291		192
Basic and Diluted income (loss) before cumulative effect of accounting change per share:
Ordinary shares		0.13		0.22		(0.09)		0.15		(2.64)		(0.25)		0.05		0.03
Preferred limited voting ordinary shares		0.15		0.27		(0.10)		0.18		(3.16)		(0.31)		0.06		0.04

Basic and Diluted Net income (loss) per share:
Ordinary shares		0.13		0.22		(0.09)		(0.06)		(2.66)		(0.26)		0.05		0.03
Preferred limited voting ordinary shares		0.15		0.27		(0.10)		(0.07)		(3.19)		(0.32)		0.06		0.04
Dividends per ordinary share		0.030		0.030		0.030		0.030		0.030		0.015		0.015		0.010
Dividends per preferred ordinary share		0.075		0.075		0.075		0.075		0.075		0.0375		0.0375		0.025
Dividends per ordinary share in U.S. dollars	US$	0.020	US$	0.019	US$	0.018	US$	0.016	US$	0.008	US$	0.008	US$	0.008	US$	0.010
Dividends per preferred ordinary share in U.S. dollars	US$	0.051	US$	0.047	US$	0.047	US$	0.041	US$	0.020	US$	0.019	US$	0.021	US$	0.025

Balance sheet data at period end:
Cash	A$	4,314	A$	7,483	A$	4,638	A$	5,615	A$	6,337	A$	6,247	A$	5,463	US$	3,598
Total assets		48,094		47,094		57,986		81,466		65,837		89,659		68,427		45,066
Total debt		14,422		13,167		15,431		18,805		15,441		18,244		13,750		9,056
Total stockholders’ equity		15,869		14,195		18,554		36,427		24,953		39,941		25,875		17,041

(1)	See Note 2 and Note 16 to the consolidated financial statements of News Corporation for information with respect to significant acquisitions and dispositions during fiscal 2000, 2001 and 2002. In fiscal 1999, News Corporation acquired substantially all of Liberty Media Corporation’s interest in Fox Sports Networks LLC for aggregate consideration of approximately US$1.3 billion. Also, in fiscal 1999, News Corporation sold News America Publications and certain related assets to TV Guide, Inc. in exchange for common stock representing a 43.6% equity interest in TV Guide, Inc. and net cash of US$671 million. In fiscal 1998, News Corporation acquired Heritage Media Group for aggregate consideration of approximately US$1.4 billion.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FOX ENTERTAINMENT

The following statements of operations data for each of the three years in the period ended June 30, 2002 and the balance sheet data as of June 30, 2002 and 2001 have been derived from Fox Entertainment’s consolidated financial statements incorporated into this document by reference, which have been audited. The statements of operations data for the years ended June 30, 1999 and 1998 and the balance sheet data as of June 30, 2000, 1999 and 1998 have been derived from Fox Entertainment’s consolidated financial statements, which have not been incorporated into this document by reference.

The statements of operations data for each of the nine-month periods ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 have been derived from Fox Entertainment’s unaudited consolidated financial statements that have been incorporated into this document by reference.

You should read the data below in conjunction with Fox Entertainment’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Fox Entertainment’s Annual Report on Form 10-K for the year ended June 30, 2002, and Fox Entertainment’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, which are incorporated into this document by reference.

The consolidated financial statements of Fox Entertainment contained in the 2002 Form 10-K have been prepared in accordance with US-GAAP and certain reclassifications have been made to financial data for fiscal years prior to fiscal 2002 in order to conform with fiscal 2002 presentation.

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	1998(2)	1999(2)	2000(3)	2001(4)	2002(5)	2002	2003
	(in millions of US$, except per share data)
Statement of Operations Data:
Revenues(1)	$6,990	$8,013	$8,517	$8,414	$9,725	$7,294	$8,201
Operating (loss) income	663	716	656	652	(103)	(291)	1,353
Income before cumulative effect of accounting change	176	205	145	206	607	567	773
Net income (loss)	176	205	145	(288)	581	541	773
Basic and diluted earnings per share before cumulative effect of accounting change	$0.32	$0.33	$0.20	$0.28	$0.72	$0.68	$0.88
Basic and diluted earnings (loss) per share	$0.32	$0.33	$0.20	$(0.40)	$0.69	$0.65	$0.88

	As of June 30,					As of March 31,
	1998(2)	1999(2)	2000(3)	2001(4)	2002(5)	2002	2003
	(in millions of US$)
Balance Sheet Data:
Cash and cash equivalents	$101	$121	$114	$66	$56	$69	$63
Total assets	12,630	13,163	17,930	17,856	22,876	23,541	23,414
Due to affiliates of News Corporation	3,702	1,389	2,739	2,866	1,413	1,719	890
Borrowings	375	53	974	1,032	942	910	95
Shareholders’ equity	3,941	6,668	8,246	7,968	12,095	12,040	14,089

(1)

In January 2002, Fox Entertainment adopted Emerging Issues Task Force No. 01-09, “Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which was effective for Fox Entertainment as of January 1, 2002. As required, Fox Entertainment has reclassified the amortization of cable distribution investments against revenues for all periods presented. The amortization of cable distribution investments had previously been included in Depreciation and amortization. Operating income, Net income and Earnings per share are not affected by this reclassification. This reclassification affects Fox Entertainment’s and the Cable Network Programming segment’s revenues. The effect of the reclassification on Fox Entertainment’s revenues is as follows:

For the Year Ended June 30,	1998	1999	2000	2001	2002
	(in millions of US$)

Gross Revenues	$7,023	$8,057	$8,589	$8,504	$9,841
Amortization of cable distribution investments	(33)	(44)	(72)	(90)	(116)

Revenues	$6,990	$8,013	$8,517	$8,414	$9,725

(2)	The financial statements prior to November 11, 1998 were presented on a combined basis. The financial statements presented subsequent to November 11, 1998 are consolidated to reflect the Reorganization (as defined in Note 1 of the Notes to the consolidated financial statements). For reporting purposes, the financial statements for all periods are collectively referred to as consolidated financial statements.
(3)	Fiscal 2000 includes the operating results of Fox Sports Networks, LLC, which was fully acquired in July 1999.
(4)	Fiscal 2001 Net income (loss) and Basic and diluted earnings (loss) per share include the impact of the after-tax charge of $494 million for the cumulative effect of accounting change relating to Fox Entertainment’s adoption of Statement of Position No. 00-2.
(5)	Fiscal 2002 includes the operating results of Chris-Craft Industries, Inc., which was acquired in July 2001, and the $909 million write-down on Fox Entertainment’s national sports contracts. Also included in fiscal 2002 Net income (loss) and Basic and diluted earnings (loss) per share is the pre-tax gain of $1.4 billion on the sale of Fox Entertainment’s interest in Fox Family Worldwide, Inc., or FFW, and Fox Entertainment’s $26 million share of FFW’s after-tax cumulative effect of accounting change relating to the adoption of SOP 00-2.

DESCRIPTION OF THE NOTES

The exchange notes are to be issued as a separate series under an amended and restated indenture dated as of March 24, 1993, as supplemented, among the Company, News Corporation, the subsidiary guarantors and The Bank of New York, as trustee. References to the notes include the exchange notes unless the context otherwise requires. Series of debt securities issued under the indenture, including the exchange notes, are referred to herein as the debt securities. The following summaries of the material provisions of the notes and the indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the notes and the indenture, including the definitions certain terms. You can find the definitions of terms used in this description under the subheading “—Certain Definitions.”

General

The 4.750% Senior Notes will be initially limited to US$150,000,000 aggregate principal amount and will mature on March 15, 2010. The 6.550% Senior Notes will be initially limited to US$350,000,000 aggregate principal amount and will mature on March 15, 2033. We may from time to time, without notice to or consent of the holders, issue additional notes of the same tenor, coupon and other terms as the notes, so that such notes and the notes offered hereby will form a single series. Interest will accrue on the notes from March 7, 2003 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year commencing on September 15, 2003 to the person (or any predecessor) in whose name the notes are registered at the close of business on March 1st or September 1st, as the case may be, next preceding such interest payment date. Interest will be computed assuming a 360-day year consisting of twelve 30-day months. The notes are not entitled to any sinking fund.

The notes will be issued only in fully registered form in denominations of US$1,000 and integral multiples thereof. The notes will be represented by global securities registered in the name of the nominee of DTC.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities, including the notes, may be issued thereunder from time to time in one or more series. As of June 30, 2003, A$6.972 billion (US$4.640 billion) of debt securities were outstanding under the indenture.

We have appointed The Bank of New York at its offices at 101 Barclay Street, New York, New York 10286, to serve as registrar and paying agent under the indenture. No service charge will be made for any transfer, exchange or redemption of notes or, except in certain circumstances, for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

The notes will be direct, unsecured obligations of News America and will constitute indebtedness (as defined below) ranking pari passu with all other unsecured indebtedness of News America which is not by its terms subordinated to the notes. The guarantees constitute indebtedness of each of the guarantors, including News Corporation, and are intended to rank pari passu with all other unsecured indebtedness (as defined below) of such guarantors, which is not by its terms subordinated to the guarantees.

“Indebtedness” of any Person is defined as, at any date, and without duplication, any obligation for or in respect of: (i) money borrowed or raised (whether or not for a cash consideration and whether or not the recourse of the lender is to the whole of the assets of such Person or only a portion thereof) and premiums (if any) and capitalized interest (if any) in respect thereof; (ii) all obligations (if any) with respect to any debenture, bond, note, loan, stock or similar instrument (whether or not issued or raised for a cash consideration); (iii) liabilities of such Person in respect of any letter of credit (other than in respect of Trade Payables), bankers’ acceptance or note purchase facility or any liability with respect to any recourse receivables purchase, factoring or discounting arrangement; (iv) all obligations of such Person with respect to Capitalized Lease Obligations (whether in respect of buildings, machinery, equipment or otherwise); (v) all obligations created or arising under any deferred purchase or conditional sale agreement or arrangement or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), except any such balance which represents a Trade Payable; (vi) net liabilities in respect of any Interest Rate Protection Agreements; (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Redeemable Stock of such Person or any warrants, rights or options to acquire such Redeemable Stock valued, in the case of Redeemable Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends; (viii) direct or indirect guarantees of all Indebtedness of other Persons referred to in clauses (i) to (vii) above or legally binding agreements by any Person (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, or (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, or (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (d) otherwise to assure in a legally binding manner any Person to whom Indebtedness is owed against loss; and (ix) all Indebtedness of the types referred to in clauses (i) to (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on any asset owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The amount of Indebtedness of any Person at any date shall be (without duplication) (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

Guarantees

The notes will be unconditionally guaranteed by News Corporation and the subsidiary guarantors. See “The Guarantors of the Notes.” The guarantees are intended to rank pari passu with News Corporation’s and the subsidiary guarantors’ obligations under the revolving credit agreement and their obligations under the various senior public debt instruments issued by us, News Corporation or the subsidiary guarantors.

Upon (i) the sale or disposition (by merger or otherwise) of a subsidiary guarantor to an entity which is not a Restricted Subsidiary of News Corporation, or (ii)(A) the payment in full of the obligations under the revolving credit agreement guaranteed by such subsidiary guarantor, to the extent that such subsidiary guarantor is a guarantor thereunder, and the termination of the commitments of the lenders under the revolving credit agreement and (B) News Corporation directing that such subsidiary guarantor be released from the guarantee, or (iii)(A) the release of such subsidiary guarantor from its obligations under the revolving credit agreement in accordance with the terms thereof and (B) News Corporation directing that such subsidiary guarantor be released from the guarantee, such subsidiary guarantor shall be deemed released from all obligations under the guarantee without any further action required on the part of the trustee or any holder of notes. Any subsidiary guarantor not so released remains liable for the full amount of principal of, premium, if any, and interest, on the notes, as provided in the guarantee. The trustee shall make available for delivery an appropriate instrument evidencing such release upon receipt of our request accompanied by an officer’s certificate certifying as to the compliance with the indenture and, in the event of the release of a subsidiary guarantor in accordance with the terms of (ii) above, an opinion of counsel.

Redemption by the Company

Except as described below, the notes may not be redeemed by us prior to maturity. The notes may, at our option, be redeemed for cash, in whole but not in part, upon not less than 30 nor more than 60 days’ notice given in the manner described in the indenture (which notice shall be irrevocable), at a price equal to 100% of the principal amount plus accrued interest to the redemption date, if (i) we are financially unable to fulfill our obligations under the indenture and a guarantor is required to make payments on the notes pursuant to its guarantee, (ii) a guarantor that is not a United States resident has or will become obligated to pay the amounts described under “—Tax Consequences of the Exchange Offer—Additional Amounts” and (iii) such obligation cannot be avoided by the guarantor taking reasonable measures (including News Corporation causing any other guarantor to make payments pursuant to the guarantee) that require no material cost to News Corporation or any other guarantor.

Repurchase Upon Change of Control Triggering Event

Within 15 days after the occurrence of a change of control triggering event (as herein defined), we will be required to make an offer to purchase all of the notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest, if any, to the date of purchase. The offer, or a change of control offer, shall be made not later than the 15th business day after the change of control triggering event.

We shall commence a change of control offer by mailing a notice to each holder stating: (i) that the change of control offer is being made pursuant to a covenant in the indenture and that all notes validly tendered will be accepted for payment; (ii) the purchase price and the purchase date (which shall be not less than 30 days nor more than 60 days from the date such notice is mailed) (the change of control payment date); (iii) that any notes accepted for payment pursuant to the change of control offer shall cease to accrue interest after the change of control payment date; (iv) that holders electing to have notes purchased pursuant to the change of control offer will be required to surrender the notes to the paying agent at the address specified in the notice prior to the change of control payment date; (v) that holders will be entitled to withdraw their tender of notes on the terms and conditions set forth in the notice which will allow any holder to withdraw notes if they notify the trustee prior to the change of control payment date; and (vi) that holders who elect to require that only a portion of the notes held by them be repurchased by us will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered. No notes will be purchased from any holder who does not tender any notes pursuant to the change of control offer.

On the change of control payment date, we shall (i) accept for payment tendered notes or portions thereof pursuant to the change of control offer, (ii) deposit with the paying agent cash in same-day funds sufficient to pay the purchase price of notes or portions thereof so accepted and (iii) deliver, or cause to be delivered, to the trustee notes so accepted. The paying agent shall promptly make available to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and make available for delivery to such holders a new security of the same class equal in principal amount to any unpurchased portion of notes surrendered. We will publicly announce the results of the change of control offer as soon as practicable after the change of control payment date. For purposes of this covenant, the trustee shall act as the paying agent.

This covenant is intended to allow the holders the option of having their notes purchased in the event that members of the Murdoch Family (as herein defined) no longer effectively control News Corporation and a rating decline (as herein defined) occurs shortly thereafter.

News Corporation and its subsidiaries will comply with the appropriate provisions of the Exchange Act, including Rule 14e-1, in the event of a change of control offer. The change of control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of News Corporation and, thus, the removal of incumbent management. The change of control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate Ordinary Shares of News Corporation or to obtain control of News Corporation by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a standard term contained in other offerings of debt securities of other issuers containing features corresponding to the terms of the notes.

As of June 30, 2003, News Corporation had outstanding (i) approximately A$13.020 billion (US$8.668 billion) of debt under various senior indentures which contain change of control provisions similar to those set forth herein, and (ii) approximately A$2.246 billion (US$1.495 billion) of debt under a subordinated indenture, which contains change of control provisions which differ in certain respects from the change in control provisions applicable to the notes including, but not limited to, the fact that such debt instrument does not require a rating decline as a condition to the triggering of obligations with respect to repayment. In the event of the default by the Company or the guarantors in the payment of our or their obligations with respect to such other indebtedness (including a default in making required payments upon a change of control or a change of control triggering event), such default would, to the extent that the aggregate amount of indebtedness outstanding which is declared to be due and payable under such instrument or instruments exceeds US$100 million, constitute an event of default under the notes.

Our ability to repurchase the notes upon a change of control triggering event will depend upon the availability of cash sufficient to pay the purchase price and upon the terms of our and News Corporation’s then existing loan agreements and indentures. If a change of control were to occur, there can be no assurance that we would have funds sufficient to pay the change of control purchase price for all of the notes that might be delivered by holders seeking to exercise the purchase right. In addition, the revolving credit agreement, to which News Corporation, the Company and certain of our and News Corporation’s affiliates are parties, could restrict our ability to repurchase the notes upon a change of control. Our ability to repurchase the notes upon a change of control will depend upon the principal amount of the notes required to be repurchased, the limitations imposed by the covenants (whether contained in the revolving credit agreement or otherwise) then in effect and, if required, the consent by the banks representing a majority of the outstanding indebtedness under the revolving credit agreement.

“Change of Control” shall mean the occurrence of the following: any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than News Corporation, any Subsidiary of News Corporation, any employee benefit plan of either News Corporation or any Subsidiary of News Corporation, or the Murdoch Family, becomes the beneficial owner of the greater of (A) 30% or more of the combined voting power of News Corporation’s then outstanding Ordinary Shares entitled to vote generally for the election of directors, or the Voting Securities; and (B) if the Murdoch Family is the beneficial owner of, or has the right to vote, more than 30% of the Voting Securities, a percentage of Voting Securities greater than the percentage of Voting Securities so owned or voted by the Murdoch Family.

“Change of Control Triggering Event” shall mean a Change of Control and a Rating Decline.

“Investment Grade” is defined as a rating of BBB- or higher by Standard & Poor’s Corporation and its successors, or S&P, or a rating of Baa3 or higher by Moody’s Investor Service, Inc. and its successors, or Moody’s, or the equivalent of such ratings.

“Murdoch Family” shall mean K. Rupert Murdoch, his wife, parents, children, or brothers or sisters or children of brothers or sisters, or grandchildren, grand nieces and grand nephews and other members of his immediate family or any trust or any other entity directly or indirectly controlled by one or more of the members of the Murdoch Family described above, or the controlled entities. A trust shall be deemed controlled by the Murdoch Family if the majority of the trustees are members of the Murdoch Family or can be removed or replaced by any one or more members of the Murdoch Family or the controlled entities.

“Rating Agencies” is defined as (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by News Corporation, which shall be substituted for S&P or Moody’s or both, as the case may be, so that there shall always be two nationally recognized securities rating agencies rating the notes.

“Rating Category” is defined as (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” is defined as the date which is 90 days prior to the earlier of, (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by News Corporation to effect a Change of Control.

“Rating Decline” is defined as the occurrence of the following on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by News Corporation to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies), (a) in the event the notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

Successor Corporation

Neither News Corporation nor News America shall consolidate with or merge with or into or sell, assign or lease all or substantially all of our properties and assets as an entirety to any person (other than a Wholly Owned Subsidiary, as defined in the indenture), or permit any person (other than a Wholly Owned Subsidiary) to merge with or into News Corporation or News America unless: (i) News Corporation or News America shall be the continuing person, or the person (if other than News Corporation or News America) formed by such consolidation or into which News Corporation (or News America) is merged or to which the properties and assets of News Corporation (or News America), substantially as an entirety, are transferred shall (a) (in the case of News America only) be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall (b) expressly assume, by supplemental indentures executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of News Corporation (or News America) under the notes and the indenture, and the indenture shall remain in full force and effect; and (ii) immediately before and immediately after giving effect to such transaction, no event of default and no default shall have occurred and be continuing.

In connection with any consolidation, merger or transfer contemplated hereby, News Corporation shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with these “Successor Corporation” provisions and that all conditions precedent herein provided for relating to such transactions have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of News Corporation or News America in accordance with the foregoing, the successor corporation formed by such consolidation or into which News Corporation or News America is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of News Corporation or News America under the indenture with the same effect as if such successor corporation had been named as News Corporation or News America therein.

Waiver, Modification and Amendment

The holders of a majority in principal amount of the notes may waive certain past defaults with respect to the notes. The holders of a majority in aggregate principal amount of the Outstanding debt securities or, in case less than all of the several series of Outstanding debt securities are affected, the holders of a majority in aggregate principal amount of the Outstanding debt securities of each series affected may waive News America’s and the guarantors’ compliance with certain restrictive provisions.

Modification and amendment of the indenture may be made by us, the guarantors and the trustee with the written consent (i) of the holders of not less than a majority in aggregate principal amount of the Outstanding debt securities, or (ii) in case less than all of the several series of debt securities then Outstanding are affected by the modification or amendment, the holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of each series so affected, voting as a single class, provided that no such modification or amendment may, without the consent of the holders of each debt security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of, or interest on, any debt security; (b) reduce the principal amount of, or the rate of interest, if any, on, or any premium payable upon the redemption of, any debt security; (c) change the place or currency of payment of principal of, or premium or interest on, any debt security; (d) impair the right to institute suit for the enforcement of any payments on, or with respect to, any debt security; or (e) reduce the percentage in aggregate principal amount of the Outstanding debt securities of any particular series specified in this or the preceding paragraph. Any modification or amendment which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of debt securities of any other series.

Events of Default

The following events are defaults under the indenture: (a) failure to pay the principal of (or premium, if any, on) the notes when due; (b) failure to pay any interest installment on the notes when due, continued for 30 days; (c) failure of News America, News Corporation or any Restricted Subsidiary to perform any other covenant under the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes), continued for 60 days after written notice; (d) certain events of bankruptcy, insolvency or reorganization; (e) an event of default on any other Indebtedness for borrowed money of News Corporation or any of its Restricted Subsidiaries having an aggregate amount outstanding in excess of US$100 million which has caused the holders thereof to declare such indebtedness due and payable in advance of its scheduled maturity; (f) failure to pay at stated maturity (and the expiration of any grace period) any other indebtedness for borrowed money of News Corporation or any of its Restricted Subsidiaries in excess of US$100 million; and (g) final judgments for the payment of money which in the aggregate exceed US$150 million, shall be rendered against News Corporation or any Restricted Subsidiary by a court and shall remain unstayed or undischarged for a period of 60 days.

If a default enumerated above with respect to the notes at the time Outstanding shall occur and be continuing, then and, in every such case (unless the principal of all the notes of that series shall have already become due and payable), the holders of not less than 25% in aggregate principal amount of the Outstanding notes may declare to be due and payable immediately by a notice in writing to News America and to the trustee the entire principal amount of all the notes. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the Outstanding notes, by written notice to News America and the trustee, may, in certain circumstances, rescind and annul such declaration (except an acceleration due to a default in payment of the principal or interest on any security).

No holder of any notes shall have any right to institute any proceeding with respect to the indenture or the notes or for any remedy thereunder, unless such holder previously shall have given to the trustee written notice of a default with respect to the notes and unless also the holders of at least 25% of the principal amount of

Outstanding notes shall have made written request upon the trustee, and have offered reasonable indemnity, to institute such proceeding as trustee, and the trustee shall not have received direction inconsistent with such request in writing by the holders of a majority in principal amount of Outstanding notes and shall have neglected or refused to institute such proceeding within 60 days. However, the right of any holder of any note to enforce the payment of principal and interest, if any, due on such note on or after the dates expressed in such note, may not be impaired or affected.

Defeasance and Covenant Defeasance

The indenture provides that we may elect either (A) to defease and be discharged from any and all obligations with respect to the notes (except as otherwise provided in the indenture) or (B) to be released from certain of our obligations with respect to the notes described under “Certain Covenants,” and “Repurchase Upon Change of Control Triggering Event,” upon the irrevocable deposit with the trustee, in trust for such purpose, of money, and/or U.S. Government Obligations or Foreign Government Securities (each as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any), and interest on, the notes on the scheduled due dates therefor.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. The trustee is The Bank of New York, 101 Barclay Street, New York, New York 10286.

The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of News America or a guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of a default or resign. The Bank of New York is a lender under the revolving credit agreement.

Certain Covenants

Guarantees by Restricted Subsidiaries.    To the extent that after the date of the indenture any Restricted Subsidiary that is not a subsidiary guarantor issues any guarantee of any indebtedness for money borrowed in excess of US$50 million, the indenture requires that such Restricted Subsidiary guarantee the notes on a pari passu basis if such indebtedness is Senior Indebtedness and on a senior basis if such indebtedness is Subordinated Indebtedness.

Limitation on Liens.    Neither News Corporation nor any Restricted Subsidiary will create, assume, incur or suffer to exist any Lien on any property to secure indebtedness unless contemporaneously therewith or prior thereto the notes are equally and ratably secured for so long as such other indebtedness shall be so secured, except: (i) Liens existing on the date of the indenture and any extensions, renewals or refunding thereof (so long as there is no increase in principal amount thereby secured, plus costs and expenses associated with incurring such Refinancing Indebtedness, or material change in the nature of indebtedness thereby secured); (ii) Permitted Encumbrances; (iii) (intentionally omitted); (iv) Liens permitted to finance receivables (including pursuant to a receivables sale agreement) arising in the ordinary course of business not to exceed 90% of the amount of the receivables so financed, provided that the indebtedness incurred in connection therewith is permitted by the applicable indenture; (v) Liens in connection with Permitted Film Financings; (vi) any Liens created by a member of the Fox Group in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution arrangements; (vii) a third party Lien granted by News International Limited or a Restricted Subsidiary on its shares in British Sky Broadcasting Group plc for the purpose of securing a project loan to be made to British Sky Broadcasting Group plc provided that there shall be no recourse to News International Limited thereunder; and (viii) any extension, renewal or refunding of any Liens referred to in clauses (i) through (vii) above, provided that the renewal, extension or refunding is limited to all or part of the property securing the original Lien.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

“Capital Stock” of any Person is defined as any and all shares, interests, participations or other equivalents (however designated) of capital stock and any rights (other than loan stock or debt securities convertible into capital stock), warrants or options to acquire such capital stock.

“Default” is defined as any event, act or condition which is, or after notice or passage of time or both would be, an Event of Default.

“Film Special Purpose Vehicle” is defined as any Special Purpose Vehicle established for the sole purpose of financing, producing, marketing or distributing films or television programs.

“Foreign Government Securities” is defined as, with respect to securities and coupons, if any, of any series that are denominated in a foreign currency, securities that are (i) direct obligations of the government that issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of such government (the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of such government) which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

“Fox Group” means Fox Entertainment Group, Inc., a Delaware corporation and its respective consolidated Restricted Subsidiaries.

“GAAP” is defined as generally accepted accounting principles as applied in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination, provided that the definitions contained in the indenture and all ratios and calculations under the covenants described therein shall be determined in accordance with GAAP as in effect on the date of the applicable indenture.

“Interest Rate Protection Agreements” of any Person is defined as the obligations of such Person pursuant to any interest rate swap agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

“Lien” is defined as any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge, or other security interest or encumbrance of any kind (including any unconditional agreement to give any security interest).

“News Consolidated Group” is defined as News Corporation and its Restricted Subsidiaries which are consolidated under GAAP.

“Original Issue Discount Debt Security” is defined as any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

“Outstanding” is defined as, as of the date of determination, all Debt Securities theretofor authenticated and delivered under the Indenture, except: (1) Debt Securities theretofor canceled by the trustee or delivered to the trustee for cancellation; (2) Debt Securities for whose payment or redemption (a) money in the necessary amount has been theretofor deposited with the trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debt Securities or (b) U.S. Government Obligations or Foreign Government Securities as contemplated by the section of the Indenture governing satisfaction, discharge and defeasance of Debt Securities in the necessary amount have been theretofor deposited with the trustee in trust for the Holders of such Debt Securities in accordance with such section; provided that, if such Debt Securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the trustee has been made; and (3) Debt Securities which have been paid pursuant to the section of the Indenture governing mutilated, destroyed, lost and stolen securities or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Securities in respect of which there shall have been presented to the trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands such Debt Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of any Original Issue Discount Securities that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the section of the Indenture governing acceleration, the principal amount of a Debt Security denominated in a foreign currency or currencies shall be deemed to be that amount of dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such foreign currency or such currency unit as determined by the Company or by an authorized exchange rate agent, and Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor.

“Permitted Encumbrance” is defined as any of the following: (i) any Lien which arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the News Consolidated Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Indebtedness or arises otherwise than due to deferment of payment of purchase price); (ii) Liens arising by operation of law; (iii) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (iv) any Lien with respect to a cash deposit which secures the payment or reimbursement obligation in favor of any financial institution or government in connection with any letter of credit, guarantee or bond, issued by or, as the case may be, granted to any financial institution, or government, in respect of any amount payable by any member of the News Consolidated Group pursuant to any agreement or arrangement (other than in respect of Indebtedness for borrowed money) entered into by any member of the News Consolidated Group; (v) any Lien with respect to a cash deposit which is deposited in an account with any financial institution or firm of lawyers or title company to be held in escrow in such account pursuant to any agreement or arrangement (other than in respect of Indebtedness for borrowed money); (vi) any Lien with respect to documents of title to any asset, to the extent arising from the delivery of such asset to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset, provided that (A) such agreement or arrangement is not in respect of Indebtedness for borrowed money, (B) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (C) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under the indenture; (vii) Liens on property purchased after the date of the Indenture provided that (A) any such Lien is created solely for the purpose of securing Indebtedness incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Indebtedness incurred to refinance any Indebtedness previously so secured, (B) the principal amount of

Indebtedness secured by such Lien does not exceed 100% of such cost, (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item, and (D) the incurrence of such Indebtedness is permitted by Section 906 of the indenture; (viii) in the case of a corporation becoming a member of the News Consolidated Group after the date of the Indenture, any Lien with respect to the assets of such corporation at the time it became a member of the News Consolidated Group provided that such encumbrance is not created in contemplation of, or in connection with, it becoming a member of the News Consolidated Group; (ix) Liens to secure performance bonds and other obligations incurred in the ordinary course of business; (x) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity which holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (xi) Liens not otherwise permitted herein which do not, in the aggregate, exceed 10% of the Tangible Assets of the News Consolidated Group; provided that any such Lien is not otherwise prohibited under the indenture; and (xii) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; provided that in the case of sub-clauses (i) and (iii) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Permitted Film Financings” means debt and equity financing arrangements with third parties for the production and/or distribution of newly-produced television programming or films by one or more special-purpose partnerships, corporations or similar structures (in which any interest held by a member of the Fox Group is held through a Film Special Purpose Vehicle), the production and/or distribution decisions in respect of which are controlled by a member of the Fox Group to the same extent as would be customary in the case of the production and/or distribution of such television programming or films by a member of the Fox Group.

“Redeemable Stock” is defined as any equity security that by its terms or otherwise is required to be redeemed prior to the maturity of the Securities or is redeemable at the option of the holder thereof at any time prior to maturity of the Securities.

“Restricted Subsidiary” is defined as any Subsidiary other than those Subsidiaries in the HarperCollins Group, until such time as such Subsidiaries in the HarperCollins Group shall be designated Restricted Subsidiaries.

“Subsidiary” is defined as, with respect to any Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest and the power to direct the policies, management and affairs thereof and shall, with respect to News Corporation and NAI, include Fox Television Holdings, Inc. and its Subsidiaries and their successors. For purposes of this definition, any director’s qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its subsidiaries on a consolidated basis at such date minus goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

Tax Consequences of the Exchange Offer

The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of notes by a purchaser of notes that, for U.S. federal income tax purposes, is not a U.S. person (a non-U.S. holder). This discussion is based upon the U.S. federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a U.S. person means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular non-U.S. holders in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the notes as a part of a straddle, hedge, or synthetic security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary assumes that investors will hold their notes as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY NON-U.S., STATE, LOCAL OR OTHER TAXING JURISDICTION.

Interest

Interest paid by us to a non-U.S. holder will not be subject to U.S. federal income or withholding tax if (i) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company, the non-U.S. holder is not a controlled foreign corporation with respect to which we are a related person within the meaning of the Code, and the non-U.S. holder is not a non-U.S. private foundation and (ii) the requirements of Section 871(h) or 881(c) of the Code are satisfied as described below under the heading “–Owner Statement Requirement.” Notwithstanding the above, a non-U.S. holder that is engaged in the conduct of a U.S. trade or business will be subject to (i) U.S. federal income tax on interest that is effectively connected with the conduct of such trade or business and (ii) if the non-U.S. holder is a corporation, a U.S. branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Gain on Disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (ii) in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person and, if such non-U.S. holder is a corporation, such gain may also be subject to the 30% U.S. branch profits tax described above.

Federal Estate Taxes

If interest on the notes is exempt from withholding of U.S. federal income tax under the rules described above, the notes will not be included in the estate of a deceased non-U.S. holder for U.S. federal estate tax purposes.

Owner Statement Requirement

Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds notes on behalf of such owner file a statement (an owner’s statement) with us or our agent to the effect that the beneficial owner is not a U.S. person in order to avoid withholding of U.S. federal income tax.

Backup Withholding and Information Reporting

Current U.S. federal income tax law provides that in the case of payments of interest to non-U.S. holders, backup withholding generally will not apply to payments made outside the United States by the Company or a paying agent on a note if an owner’s statement is received or an exemption has otherwise been established; provided in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Additional Amounts

All payments made by News Corporation or a subsidiary guarantor, other than a subsidiary guarantor that is organized in or whose residence is the United States, with respect to the guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Australia or any political subdivision thereof or any authority therein or thereof, or the country of residence of News Corporation or any subsidiary guarantor other than a subsidiary guarantor that is organized in or whose residence is the United States or any political subdivision thereof, having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is then required by law. In the event that Australia or any political subdivision thereof or any authority therein, or the country of residence of News Corporation or any subsidiary guarantor other than a subsidiary guarantor whose residence is the United States or any political subdivision thereof, imposes any such withholding tax deductions on (i) any payments made by News Corporation or a subsidiary guarantor with respect to the guarantees or (ii) any net proceeds on the sale to or exchange with News Corporation or any subsidiary guarantor of the notes, News Corporation or such subsidiary guarantor will pay such additional amounts (the additional amounts) as may be necessary in order that the net amounts received in respect of such payments or sale or exchange by the holders of the notes or the trustee, as the case may be, after such withholding or deduction shall equal the respective amounts which would have been received in respect of such payments or sale or exchange in the absence of such withholding or deduction; except that no such additional amounts shall be payable with respect to any notes held by or on behalf of a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such notes by reason of his being a citizen or resident of, or carrying on a business in, Australia or any political subdivision thereof or any authority therein, or the country of residence of News Corporation or any subsidiary guarantor. In the case of net proceeds from the sale or exchange of notes, the additional amounts shall not exceed the additional amounts that would have been payable if the notes had been redeemed for its principal amount plus accrued but unpaid interest at the time of such sale or exchange. The indenture provides that in certain circumstances we will have the opportunity to optionally redeem all of the notes upon the operation of this provision. Notwithstanding the foregoing, News Corporation or a subsidiary guarantor making a payment on the notes pursuant to the guarantees shall not be required to pay any additional amounts if (i) News Corporation or such subsidiary guarantor provides the beneficial holder of a note with (A) written notice in advance of making such payment and (B) the appropriate forms or instructions necessary to enable such beneficial holder to certify, document or claim the availability of an exemption from, or reduction of, the withholding or deduction of such taxes under applicable law, and (ii) the obligation to pay such additional amounts would not have arisen but for the failure of such beneficial holder to (A) duly complete such forms or respond to such instructions or make such claim without undue delay or (B) provide to News Corporation or such subsidiary guarantor or relevant taxing authority such duly completed forms or responses to instructions.

BOOK-ENTRY; DELIVERY AND FORM

Each of the 4.750% exchange notes and the 6.550% exchange notes will be represented by a single, permanent global note or notes in definitive, fully registered book-entry form, which will be registered in the name of a nominee of DTC and deposited on behalf of purchasers of the exchange notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which shall be comprised of the corresponding respective amounts of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants)). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC or persons who hold interests through participants.

Any person acquiring an interest in a global security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream or Euroclear. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such exchange notes represented by the global securities for all purposes under the indenture and under the exchange notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture.

Payments of the principal of, premium, if any, and interest (including additional interest) on the exchange notes represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of News America, the guarantors, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest (including additional interest) on the exchange notes represented by the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global securities as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which such participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, DTC reserves the right to exchange the global securities for legended notes in certificated form and to distribute them to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we, the guarantors nor the trustee will have any responsibility for the performance by DTC or of its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities.    Interests in the global securities will be exchanged for certificated securities if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the global securities, or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 40 days, or (ii) an event of default under the indenture has occurred and is continuing with respect to the notes. Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate certificated securities to be delivered.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with the resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November     , 2003 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in connection with the exchange offer. We will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hogan & Hartson L.L.P. The validity of the guarantees will be passed upon by Hogan & Hartson L.L.P., with respect to the subsidiary guarantors and by Allens Arthur Robinson with respect to News Corporation. Allens Arthur Robinson have given their consent to be named in this prospectus as Australian solicitors of News Corporation and have been involved only in the preparation of the following parts of the prospectus: (a) the advice specifically attributed to them in the section entitled “Enforceability of Civil Liabilities Under the Federal Securities Laws”; and (b) the advice specifically attributed to them in the section entitled “Risk Factors—Risks Associated with the Enforceability of Judgments Against News Corporation” and “Risk Factors—Risks Concerning the Guarantees.” Allens Arthur Robinson have not, however, been involved in the preparation of the remaining content of this document and are not to be regarded as accepting responsibility as experts for any matters other than those on which they have advised as aforesaid.

EXPERTS

The consolidated financial statements of The News Corporation Limited appearing in The News Corporation Limited’s Annual Report on Form 20-F/A for the year ended June 30, 2002, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Fox Entertainment Group, Inc. as of June 30, 2001 and for each of the two years in the period then ended incorporated into this document by reference to The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2002, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

On April 16, 2002, Fox Entertainment Group, Inc. dismissed Arthur Andersen LLP as its independent auditors. On April 16, 2002, Fox Entertainment Group, Inc. appointed Ernst & Young LLP to replace Arthur Andersen as the independent auditors of Fox Entertainment Group, Inc. Prior to the date of filing of this document, the Arthur Andersen partner responsible for the audit of the audited consolidated financial statements of Fox Entertainment Group, Inc. as of June 30, 2001 and for the two years then ended resigned from Arthur Andersen. As a result, after reasonable efforts, Fox Entertainment Group, Inc. has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this document of its audit as of June 30, 2001 and for the two years then ended. Under these circumstances, Rule 437a under the Securities Act permits the filing of this document without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of its audit in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

The consolidated financial statements of Fox Entertainment Group, Inc. and subsidiaries incorporated into this document by reference to The News Corporation Limited’s Annual Report on Form 20-F for the year ended June 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Stream S.p.A. as of December 31, 2001 and for each of the two years in the period then ended incorporated into this document by reference in The News Corporation Limited’s Report of Foreign Issuer on Form 6-K dated May 20, 2003, have been audited by Arthur Andersen S.p.A., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

On July 15, 2002, Stream S.p.A. appointed Reconta Ernst & Young S.p.A. to replace Arthur Andersen S.p.A. as its independent auditors. Prior to the date of filing of this document, the Arthur Andersen partner responsible for the audit of the audited financial statements of Stream as of December 31, 2000 and for the two years then ended resigned from Arthur Andersen. As a result, after reasonable efforts, Stream has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this document of its audit as of December 31, 2000 and for the two years then ended. Under these circumstances, Rule 437a under the Securities Act permits the filing of this document without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of its audit in this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

The financial statements of Stream S.p.A., appearing in The News Corporation Limited’s Report of Foreign Issuer on Form 6-K dated May 20, 2003, have been audited by Reconta Ernst & Young S.p.A., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of British Sky Broadcasting Group plc for the year ended June 30, 2002 incorporated into this document by reference to the Current Report on Form 6-K of News Corporation filed on May 20, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Gemstar-TV Guide International, Inc. appearing in The News Corporation Limited’s Annual Report on Form 20-F/A for the year ended June 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

We have not authorized any dealer or sales-person or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

US$500,000,000

News America Incorporated

Exchange Offer of

US$150,000,000 of our 4.750% Senior Notes due 2010

and

US$350,000,000 of our 6.550% Senior Notes due 2033

Unconditionally Guaranteed by

The News Corporation Limited

PROSPECTUS

August     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION	OF DIRECTORS AND OFFICERS

With Respect to News America Incorporated

With respect to News America Incorporated, or News America, Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such an indemnification is proper under the circumstances. News America’s Amended and Restated Certificate of Incorporation provides that News America shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

News America’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to News America or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to News America or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

The News Corporation Limited maintains insurance on behalf of its officers and directors and officers and directors of its subsidiaries, including News America, against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

With Respect to The News Corporation Limited

With respect to The News Corporation Limited, or News Corporation, Section 199A of the Australian Corporations Act provides:

“(1)	A company or a related body corporate must not exempt a person (whether directly or through an interposed entity) from a liability to the company incurred as an officer or auditor of the company.

(2)	A company or a related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer or auditor of the company:

(a)	a liability owed to the company or a related body corporate;

(b)	a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H;

(c)	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

This subsection does not apply to a liability for legal costs.

(3)	A company or related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

(a)	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under subsection (2); or

(b)	in defending or resisting criminal proceedings in which the person is found guilty; or

(c)	in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established; or

(d)	in connection with proceedings for relief to the person under this Law in which the Court denies the relief.

Paragraph (c) does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order.

(4)	For the purpose of subsection (3), the outcome of proceedings is the outcome of the proceedings and any appeal in relation to the proceedings.”

Section 116 of the Articles of Association of News Corporation provides as follows:

“(1)	To the extent permitted by law and without limiting the powers of the Company, the Company must indemnify each person who is, or has been, a director, principal executive officer or secretary of the Company against any liability which results directly or indirectly from facts or circumstances relating to the person serving or having served in that capacity: (a) incurred on or after 15 April 1994 to any person (other than the Company or a related body corporate), whether or not arising from a prior contingent liability, and which does not arise out of conduct involving a lack of good faith or conduct known to the person to be wrongful; or (b) for costs and expenses incurred by the person in defending proceedings, whether civil or criminal, in which judgment is given in favor of the person or in which the person is acquitted, or in connection with any application in relation to such proceedings in which the court grants relief to the person under the Law.

(2)	The Company need not indemnify a person as provided for in paragraph (1) in respect of a liability to the extent that the person is entitled to an indemnity in respect of that liability under a contract of insurance.

(3)	To the extent permitted by law and without limiting the powers of the Company, the board of directors may authorize the Company to, and the Company may, enter into any: (a) documentary indemnity in favor of; or (b) insurance policy for the benefit of, a person who is, or has been, a director, principal executive officer, secretary, auditor, employee or other officer of the Company, or of a subsidiary of the Company.

(4)	The benefit of any indemnity previously given to any person in respect of liabilities incurred prior to 15 April 1994 is not affected by this Article.

(5)	The benefit of each indemnity given in paragraph (1) continues, even after its terms are modified or deleted, in respect of a liability arising out of acts or omissions occurring prior to the modification or deletion.”

With Respect to Fox Entertainment Group, Inc.

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which a director or officer acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the corporation, and, with respect to any criminal action, had reasonable cause to believe the conduct was lawful.

The Restated Certificate of Incorporation and Amended Bylaws of Fox Entertainment Group, Inc., or FEG, provide that, to the fullest extent permitted by the Delaware General Corporation Law, or DGCL, as it exists or may in the future be amended, FEG will indemnify each of the officers and directors of FEG (or their estates, if applicable), and may indemnify any employee or agent of FEG (or their estates, if applicable), who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was an officer, director, employee or agent of FEG or is or was serving at the request of FEG as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. FEG will so indemnify such officer or director, and may so indemnify such employee or agent (if indemnification is authorized by the Board of Directors), in the case of such actions (whether or not by or in the right of FEG) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of FEG, and with respect to any criminal action or proceeding other than by or in the right of FEG, had no reasonable cause to believe such person’s conduct was unlawful. With respect to indemnification other than by or in the right of FEG, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of FEG, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person’s conduct was unlawful. No indemnification will be made in connection with actions by or in the right of FEG in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to FEG unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. In addition, to the fullest extent permitted by DGCL, expenses (including attorneys’ fees), judgments, fines incurred by and amounts paid in settlement may be advanced by us prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on the behalf of such director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with the DGCL and our Restated Certificate of Incorporation. FEG’s Restated Certificate of Incorporation and Amended Bylaws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.

News Corporation maintains insurance on behalf of its officers and directors and officers and directors of its subsidiaries, including FEG, against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

Article X of FEG’s Restated Certificate of Incorporation includes the following language:

INDEMNIFICATION; LIMITATION OF LIABILITY.

Section 1.    Indemnification.

A.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Paragraph B of this Section 1 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.    The right to indemnification conferred in Paragraph A of this Section 1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise.

C.    The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Section 1 shall be contract rights. If a claim under Paragraph A or B of this Section 1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 1 or otherwise, shall be on the Corporation.

D.    The rights to indemnification and to the advancement of expenses conferred in this Section 1 shall not be exclusive of any right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

E.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

F.    The Corporation’s obligation, if any, to indemnify any person who was or is serving as a director of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

G.    Any repeal or modification of the foregoing provisions of this Section 1 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

H.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant indemnification rights and rights to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provision of this Article with respect to the indemnification and advancement of expenses to directors.

Section 2.    Limited Liability.

No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title B of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Section 2 is in effect shall be deemed to be doing so in reliance on the provisions of this Section 2, and neither the amendment or repeal of this Section 2, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Section 2, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Section 2 are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitation or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

ITEM 21. EXHIBITS	AND FINANCIAL STATEMENT SCHEDULES

(a)    Financial Statement Schedules:

(b)    Exhibits:

Number	Description	Exhibit No. in Document Incorporated by Reference	Page No. in Sequential Numbering System

3.1	Memorandum and Constitution of The News Corporation Limited, as amended on October 18, 1994	1.3(1)

3.2	Amendments to the Constitution of The News Corporation Limited, dated January 31, 1995 and October 10, 1995	1.1(2)

3.3	Extract from the Notice of Annual General Meeting of The News Corporation Limited setting forth amendments to its Constitution, adopted at its Annual General Meeting held on October 7, 1997	1.3(3)

3.4	Restated Certificate of Incorporation of Fox Entertainment Group, Inc.	3.1(4)

3.5	Amended By-Laws of Fox Entertainment Group, Inc.	3.2(4)

4.1	Form of Amended and Restated Indenture, dated as of March 24, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.1(5)

4.2	First Supplemental Indenture, dated as of May 20, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.2(6)

4.3	Second Supplemental Indenture, dated as of May 28, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.3(6)

4.4	Third Supplemental Indenture, dated as of July 21, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.14(7)

4.5	Fourth Supplemental Indenture, dated as of October 20, 1995, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.15(7)

4.6	Fifth Supplemental Indenture, dated as of January 8, 1998, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.6(8)

4.7	Sixth Supplemental Indenture, dated as of March 1, 1999, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	10.20(9)

4.8	Seventh Supplemental Indenture, dated as of February 14, 2001, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	10.21(9)

Number	Description	Exhibit No. in Document Incorporated by Reference	Page No. in Sequential Numbering System
4.9	Eighth Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	**

4.10	Registration Rights Agreement, dated as of March 4, 2003, by and among News America Incorporated, the guarantors named therein and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as initial purchasers	**

4.11	Form of 4.750% Senior Note due 2010	**

4.12	Form of 6.550% Senior Note due 2033	**

5.1	Opinion of Allens Arthur Robinson with respect to The News Corporation Limited	*

5.2	Opinion of Hogan & Hartson L.L.P. with respect to News America Incorporated	*

5.3	Opinion of Hogan & Hartson L.L.P. with respect to the U.S. Guarantors	*

12.1	Ratio of Earnings to Fixed Charges of The News Corporation Limited-A-GAAP	**

12.2	Ratio of Earnings to Fixed Charges of The News Corporation Limited-US-GAAP	**

12.3	Ratio of Earnings to Fixed Charges of Fox Entertainment Group, Inc.	**

21	Subsidiaries of The News Corporation Limited	8(10)

23.1	Consent of Ernst & Young regarding The News Corporation Limited	*

23.2	Consent of Ernst & Young regarding Fox Entertainment Group, Inc.	*

23.3	Consent of Deloitte & Touche LLP regarding British Sky Broadcasting Group plc	*

23.4	Consent of Reconta Ernst & Young S.p.A. regarding Stream S.p.A.	*

23.5	Consent of Ernst & Young regarding Gemstar-TV Guide International, Inc.	*

23.6	Consent of Allens Arthur Robinson (included in Exhibit 5.1)	*

23.7	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.2 and 5.3)	*

24	Powers of Attorney	**

99.1	Form of Letter of Transmittal	**

99.2	Form of Notice of Guaranteed Delivery	**

99.3	Form of Exchange Agent Agreement	**

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and Form of Letter to Clients	**

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1994.
(2)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995.

(3)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1997.
(4)	Incorporated by reference to the Quarterly Report of Fox Entertainment Group, Inc. on Form 10-Q (File No. 1-14595) filed with the Securities and Exchange Commission on December 22, 1998.
(5)	Incorporated by reference to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 33-67008) filed with the Securities and Exchange Commission on May 4, 1993.
(6)	Incorporated by reference to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement of News America Holdings Incorporated on Form F-3 (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
(7)	Incorporated by reference to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-98238) filed with the Securities and Exchange Commission on October 23, 1995.
(8)	Incorporated by reference to the Registration Statement of News America Incorporated on Form F-4 (Registration No. 333-8744) filed with the Securities and Exchange Commission on May 12, 1998.
(9)	Incorporated by reference to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission on September 28, 2001.
(10)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2002.

ITEM 22. UNDERTAKINGS

1.    The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.    The undersigned registrants hereby undertake that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4.    The undersigned registrants hereby undertake: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.    The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2003.

NEWS AMERICA INCORPORATED

By:	*
Peter Chernin Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003.

Signature	Title

* Peter Chernin	Chairman, Chief Executive and Director (Principal Executive Officer)

* David F. DeVoe	Chief Financial Officer, Senior Executive Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

* Paul V. Carlucci	Director

* Anthea Disney	Director

* K. Rupert Murdoch	Director

* Lachlan K. Murdoch	Director

Stanley S. Shuman	Director

/S/ ARTHUR M. SISKIND Arthur M. Siskind	Director

* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ ARTHUR M. SISKIND

Arthur M. Siskind Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2003.

THE NEWS CORPORATION LIMITED

By:	*
K. Rupert Murdoch Chairman and Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003.

Signature	Title

* K. Rupert Murdoch	Executive Director, Chairman and Chief Executive (Principal Executive Officer)

* David F. DeVoe	Executive Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Chase Carey	Non-Executive Director

* Peter Chernin	Executive Director

* James R. Murdoch	Executive Director

* Lachlan K. Murdoch	Executive Director

/S/ ARTHUR M. SISKIND Arthur M. Siskind	Executive Director and Authorized Representative in the United States

* Kenneth E. Cowley	Non-Executive Director

Aatos Erkko	Non-Executive Director

* Andrew S.B. Knight	Non-Executive Director

* Roderick I. Eddington	Non-Executive Director

Graham J. Kraehe	Non-Executive Director

* Thomas J. Perkins	Non-Executive Director

* Stanley S. Shuman	Non-Executive Director

* Geoffrey C. Bible	Non-Executive Director

* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ ARTHUR M. SISKIND

Arthur M. Siskind Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2003.

FEG HOLDINGS, INC.

By:	*
K. Rupert Murdoch President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003.

Signature	Title

* K. Rupert Murdoch	Director, President (Principal Executive Officer)

* David F. DeVoe	Senior Executive Vice President (Principal Financial Officer and Principal Accounting Officer)

* Leslie F. Hinton	Director

* Peter Macourt	Director

* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ ARTHUR M. SISKIND

Arthur M. Siskind Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2003.

NEWS AMERICA MARKETING FSI, INC.

By:	*
K. Rupert Murdoch Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003.

Signature	Title

* K. Rupert Murdoch	Chairman (Principal Executive Officer)

* David F. DeVoe	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/S/ ARTHUR M. SISKIND Arthur M. Siskind	Director

* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ ARTHUR M. SISKIND

Arthur M. Siskind Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2003.

NEWS PUBLISHING AUSTRALIA LIMITED

By:	*
K. Rupert Murdoch Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003.

Signature	Title

* K. Rupert Murdoch	Chairman and Chief Executive Officer (Principal Executive Officer)

* David F. DeVoe	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

* Peter Chernin	Director

* Lachlan K. Murdoch	Director

/S/ ARTHUR M. SISKIND Arthur M. Siskind	Director

* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ ARTHUR M. SISKIND

Arthur M. Siskind Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2003.

FOX ENTERTAINMENT GROUP, INC.

By:	*
K. Rupert Murdoch Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003.

Signature	Title

* K. Rupert Murdoch	Chairman and Chief Executive Officer (Principal Executive Officer)

* Peter Chernin	President and Chief Operating Officer

* David F. DeVoe	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Lachlan K. Murdoch	Director

/s/ ARTHUR M. SISKIND Arthur M. Siskind	Director

* Christos M. Cotsakos	Director

* Thomas W. Jones	Director

* Peter Powers	Director

* The undersigned by signing his name hereto, does hereby sign and execute this Amendment No. 1 to this Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

By:	/s/ ARTHUR M. SISKIND

Arthur M. Siskind Attorney-in-fact

INDEX TO EXHIBITS

Number	Description	Exhibit No. in Document Incorporated by Reference		Page No. in Sequential Numbering System

3.1	Memorandum and Constitution of The News Corporation Limited, as amended on October 18, 1994	1.3	(1)

3.2	Amendments to the Constitution of The News Corporation Limited, dated January 31, 1995 and October 10, 1995	1.1	(2)

3.3	Extract from the Notice of Annual General Meeting of The News Corporation Limited setting forth amendments to its Constitution, adopted at its Annual General Meeting held on October 7, 1997	1.3	(3)

3.4	Restated Certificate of Incorporation of Fox Entertainment Group, Inc.	3.1	(4)

3.5	Amended By-Laws of Fox Entertainment Group, Inc.	3.2	(4)

4.1	Form of Amended and Restated Indenture, dated as of March 24, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.1	(5)

4.2	First Supplemental Indenture, dated as of May 20, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.2	(6)

4.3	Second Supplemental Indenture, dated as of May 28, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.3	(6)

4.4	Third Supplemental Indenture, dated as of July 21, 1993, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.14	(7)

4.5	Fourth Supplemental Indenture, dated as of October 20, 1995, by and among News America Holdings Incorporated (currently News America Incorporated), the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.15	(7)

4.6	Fifth Supplemental Indenture, dated as of January 8, 1998, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	4.6	(8)

4.7	Sixth Supplemental Indenture, dated as of March 1, 1999, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	10.20	(9)

4.8	Seventh Supplemental Indenture, dated as of February 14, 2001, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	10.21	(9)

4.9	Eighth Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities	*	*

Number	Description	Exhibit No. in Document Incorporated by Reference		Page No. in Sequential Numbering System

4.10	Registration Rights Agreement, dated as of March 4, 2003, by and among News America Incorporated, the guarantors named therein and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as initial purchasers	*	*

4.11	Form of 4.750% Senior Note due 2010	*	*

4.12	Form of 6.550% Senior Note due 2033	*	*

5.1	Opinion of Allens Arthur Robinson with respect to The News Corporation Limited	*

5.2	Opinion of Hogan & Hartson L.L.P. with respect to News America Incorporated	*

5.3	Opinion of Hogan & Hartson L.L.P. with respect to the U.S. Guarantors	*

12.1	Ratio of Earnings to Fixed Charges of The News Corporation Limited-A-GAAP	*	*

12.2	Ratio of Earnings to Fixed Charges of The News Corporation Limited-US-GAAP	*	*

12.3	Ratio of Earnings to Fixed Charges of Fox Entertainment Group, Inc.	*	*

21	Subsidiaries of The News Corporation Limited	8	(10)

23.1	Consent of Ernst & Young regarding The News Corporation Limited	*

23.2	Consent of Ernst & Young regarding Fox Entertainment Group, Inc.	*

23.3	Consent of Deloitte & Touche LLP regarding British Sky Broadcasting Group plc	*

23.4	Consent of Reconta Ernst & Young S.p.A. regarding Stream S.p.A.	*

23.5	Consent of Ernst & Young regarding Gemstar-TV Guide International, Inc.	*

23.6	Consent of Allens Arthur Robinson (included in Exhibit 5.1)	*

23.7	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.2 and 5.3)	*

24	Powers of Attorney	*	*

99.1	Form of Letter of Transmittal	*	*

99.2	Form of Notice of Guaranteed Delivery	*	*

99.3	Form of Exchange Agent Agreement	*	*

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and Form of Letter to Clients	*	*

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1994.
(2)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995.

(3)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1997.
(4)	Incorporated by reference to the Quarterly Report of Fox Entertainment Group, Inc. on Form 10-Q (File No. 1-14595) filed with the Securities and Exchange Commission on December 22, 1998.
(5)	Incorporated by reference to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 33-67008) filed with the Securities and Exchange Commission on May 4, 1993.
(6)	Incorporated by reference to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement of News America Holdings Incorporated on Form F-3 (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
(7)	Incorporated by reference to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-98238) filed with the Securities and Exchange Commission on October 23, 1995.
(8)	Incorporated by reference to the Registration Statement of News America Incorporated on Form F-4 (Registration No. 333-8744) filed with the Securities and Exchange Commission on May 12, 1998.
(9)	Incorporated by reference to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission on September 28, 2001.
(10)	Incorporated by reference to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2002.